                                                                       EXHIBIT 8


                                                                  EXECUTION COPY


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                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                      LONDON BRIDGE SOFTWARE HOLDINGS PLC,



                     LONDON BRIDGE ACQUISITION COMPANY, INC.



                                       AND



                        PHOENIX INTERNATIONAL LTD., INC.



                          DATED AS OF OCTOBER 25, 2000





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




                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I PURCHASE AND SALE.......................................................................................2

   Section 1.1        Agreement to Purchase and Sell..............................................................2
   Section 1.2        Assets......................................................................................2
   Section 1.3        Excluded Assets.............................................................................4
   Section 1.4        Assumption of Assumed Liabilities...........................................................6
   Section 1.5        Excluded Liabilities........................................................................6
   Section 1.6        New Zealand Share Option....................................................................8

ARTICLE II PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS...............................................................8

   Section 2.1        Purchase Price..............................................................................8
   Section 2.2        Payment of Purchase Price...................................................................8
   Section 2.3        Adjustment of Purchase Price................................................................9
   Section 2.4        [Intentionally omitted.]...................................................................10
   Section 2.5        Allocation of Certain Items................................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................................................11

   Section 3.1        Organization...............................................................................11
   Section 3.2        Authorization..............................................................................11
   Section 3.3        No Conflict................................................................................12
   Section 3.4        Required Filings and Consents..............................................................13
   Section 3.5        Compliance.................................................................................13
   Section 3.6        SEC Filings, Financial Statements..........................................................13
   Section 3.7        Absence of Certain Changes or Events.......................................................14
   Section 3.8        Taxes......................................................................................15
   Section 3.9        Real Property..............................................................................16
   Section 3.10       Assets.....................................................................................16
   Section 3.11       Existing Seller Projects...................................................................17
   Section 3.12       Litigation.................................................................................17
   Section 3.13       Assumed Contracts..........................................................................18
   Section 3.14       Information Supplied.......................................................................20
   Section 3.15       Employee Benefit Plans.....................................................................20
   Section 3.16       Labor and Employment Matters...............................................................21
   Section 3.17       Environmental Compliance and Disclosure....................................................23
   Section 3.18       Intellectual Property......................................................................24
   Section 3.19       Brokers....................................................................................29
   Section 3.20       Insurance Policies.........................................................................29
   Section 3.21       Notes and Accounts Receivable..............................................................29
   Section 3.22       Transactions with Affiliates...............................................................30
   Section 3.23       No Existing Discussions....................................................................30
   Section 3.24       Shareholders' Rights Agreement.............................................................30
   Section 3.25       Major Suppliers and Customers..............................................................30

   Section 3.26       Licenses and Permits.......................................................................31
   Section 3.27       New Zealand Documents......................................................................31
   Section 3.27       Disclosure.................................................................................32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE  PURCHASER...........................................32

   Section 4.1        Organization and Standing..................................................................32
   Section 4.2        Authority for Agreement....................................................................33
   Section 4.3        No Conflict................................................................................33
   Section 4.4        Required Filings and Consents..............................................................33
   Section 4.5        Information Supplied.......................................................................34
   Section 4.6.       Brokers....................................................................................34

ARTICLE V CERTAIN COVENANTS AND AGREEMENTS.......................................................................34

   Section 5.1        Conduct of the Business Pending the Closing................................................34
   Section 5.2        Access to Information; Confidentiality.....................................................36
   Section 5.3        Notification of Certain Matters; Supplements to Company Disclosure Letter..................36
   Section 5.4.       Best Efforts; Further Assurances...........................................................37
   Section 5.5        Board Recommendations......................................................................39
   Section 5.6        Acquisition Proposals......................................................................40
   Section 5.7        Company Shareholders' Meeting..............................................................41
   Section 5.8        Proxy Statement............................................................................41
   Section 5.9        [Intentionally omitted.]...................................................................42
   Section 5.10       Consents...................................................................................42
   Section 5.11       Public Announcements.......................................................................43
   Section 5.12       Employees..................................................................................43
   Section 5.13       Transfer Taxes; Expenses...................................................................45
   Section 5.14       Insurance..................................................................................45
   Section 5.15       Name Change................................................................................45
   Section 5.16       Risk of Loss...............................................................................45
   Section 5.17       Customer Visits............................................................................46
   Section 5.18       Personal Computer Equipment................................................................46
   Section 5.19       Parent Guarantee...........................................................................46

ARTICLE VI CONDITIONS TO CLOSING.................................................................................46

   Section 6.1        Conditions to Each Party's Obligations.....................................................46
      (f)             Initial Working Capital and Allocation of Purchase Price...................................47

   Section 6.2        Conditions to Obligations of the Purchaser.................................................47
   Section 6.3        Conditions to Obligations of the Seller....................................................49

ARTICLE VII CLOSING..............................................................................................50


ARTICLE VIII TERMINATION.........................................................................................50


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
   Section 8.1        Termination................................................................................50
   Section 8.2        Effect of Termination......................................................................52

ARTICLE IX INDEMNIFICATION.......................................................................................52

   Section 9.1        Indemnification Obligations of the Seller..................................................52
   Section 9.2        Indemnification Obligations of the Purchaser...............................................54
   Section 9.3        Indemnification Procedure..................................................................54
   Section 9.4        Claims Period..............................................................................56
   Section 9.5        Liability Limits...........................................................................56
   Section 9.6        Investigations.............................................................................57

ARTICLE X MISCELLANEOUS PROVISIONS...............................................................................57

   Section 10.1       Notices....................................................................................57
   Section 10.2       Schedules and Exhibits.....................................................................58
   Section 10.3       Assignment; Successors in Interest.........................................................58
   Section 10.4       Number; Gender.............................................................................58
   Section 10.5       Captions...................................................................................58
   Section 10.6       Controlling Law; Amendment.................................................................58
   Section 10.7       Consent to Jurisdiction, Etc...............................................................59
   Section 10.8       Severability...............................................................................59
   Section 10.9       Counterparts...............................................................................59
   Section 10.10      Enforcement of Certain Rights..............................................................59
   Section 10.11      Waiver.....................................................................................59
   Section 10.12      Integration................................................................................60
   Section 10.13      Compliance with Bulk Sales Laws............................................................60
   Section 10.14      Cooperation Following the Closing..........................................................60
   Section 10.15      Transaction Costs..........................................................................60
   Section 10.16      Certain Definitions........................................................................60
   Section 10.17      Business Day...............................................................................61
   Section 10.18      Agreement not to Sue.......................................................................61

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 25, 2000, is made and entered into by and among LONDON BRIDGE SOFTWARE HOLDINGS PLC, a corporation organized under the laws of England and Wales ("Parent"), LONDON BRIDGE ACQUISITION COMPANY, INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (the "Purchaser"), and PHOENIX INTERNATIONAL LTD., INC., a Florida corporation (on behalf of itself and its subsidiaries the "Seller"). The Purchaser and the Seller are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller (the "Acquisition"), certain of the assets used or held for use by the Seller in the conduct of its business as a going concern (the "Business"), and the Purchaser proposes to assume certain of the liabilities and obligations of the Seller;

         WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, the Parties will effect the Acquisition in accordance with the Business Corporation Act of the State of Florida (the "FBCA");

         WHEREAS, as of the date hereof, SAFECO Asset Management Company, SAFECO Corporation and Robert Fleming, Inc. (collectively, the "Shareholders") beneficially own or have the power to vote shares of common stock of the Seller, $0.01 par value per share ("Seller Common Stock"), representing in the aggregate approximately 24.0% of the outstanding Seller Common Stock;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser entering into this Agreement, each of the Shareholders has entered into a shareholder's agreement, dated as of the date hereof (individually a "Shareholder's Agreement" and collectively, the "Shareholders' Agreements"), pursuant to which, among other things, the Shareholder has agreed to vote its shares in favor of the Acquisition;

         WHEREAS, concurrently with the execution of this Agreement, the Parties have amended the Governance Agreement between the Seller and the Purchaser dated February 14, 2000 and the related irrevocable proxy to provide, among other things, that the Seller will vote the shares of Seller Common Stock owned by the Purchaser subject to such agreement in favor of the transactions contemplated by this Agreement and against any Alternative Transaction (as hereinafter defined);

         WHEREAS, concurrently with the execution of this Agreement, the Seller and the Purchaser have entered into a License and Reseller Agreement whereby the Purchaser has agreed to resell certain products and services of the Seller;

         WHEREAS, concurrently with the execution of this Agreement the parties hereto have entered into a loan agreement pursuant to which the Purchaser has agreed to provide a $10,000,000 line of credit to the Seller (the "Line of Credit");

         WHEREAS, the Board of Directors of the Seller has unanimously determined that the Acquisition and this Agreement are fair to, and in the best interests of, the Seller and the holders of Seller Common Stock;

         WHEREAS, the Board of Directors of the Purchaser unanimously approved this Agreement and the Acquisition upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of the Seller has unanimously approved this Agreement, the Acquisition and the transactions contemplated hereby, which approval was based in part on the opinion of The Robinson-Humphrey Company, LLC (the "Independent Advisor"), independent financial advisor to the Seller, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Seller in the Acquisition is fair, from a financial point of view to the Seller;

         WHEREAS, the Board of Directors of the Seller has unanimously resolved to recommend that the holders of the Seller Common Stock approve the Acquisition, this Agreement and the transactions contemplated hereby.

         WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                PURCHASE AND SALE

         Section 1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article I, the Seller will grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller (and its subsidiaries), all right, title and interest of the Seller (and its subsidiaries) in and to the Assets (as hereinafter defined), except for the Excluded Assets (as hereinafter defined), of the Seller (and its subsidiaries), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever other than those set forth in Section 3.10 of the Seller Disclosure Letter (collectively, the "Liens"), and the Purchaser will assume the Assumed Liabilities (as hereinafter defined).

         Section 1.2       Assets. Except as otherwise expressly set forth in
Section 1.3, the Assets shall include the following assets (the "Assets") used in and for the Business as of the Closing Date (as hereinafter defined):


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         (a)      all inventory, including without limitation, office and other supplies, spare, replacement and component parts, and other inventory property located at, stored on behalf of or in transit to the Seller or any subsidiary of the Seller;

         (b)      all deposits, advances, pre-paid expenses and credits;

         (c) all fixed assets, equipment, furnishings, computer hardware (including operating systems and firmware), vehicles, fixtures and other tangible personal property;

         (d) all rights of the Seller and its subsidiaries under those contracts listed in Section 1.2(d) of the Seller Disclosure Letter delivered by the Seller to the Purchaser concurrently with the execution of this Agreement (the "Seller Disclosure Letter") and any rights to enforce non-disclosure agreements which relate to the Assets (collectively, the "Assumed Contracts");

         (e)      all Real Property (as hereinafter defined), identified in
Section 3.9 of the Seller Disclosure Letter and all licenses, permits, approvals, qualifications, easements and other rights relating thereto;

         (f) all goodwill, patents, patent applications, copyrights, copyright applications, methods, know-how, software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property of the Seller and its subsidiaries (and all rights thereto and applications therefor), including, without limitation, the Intellectual Property (as hereinafter defined) owned or controlled by the Seller or any of its subsidiaries, the Intellectual Property Rights (as hereinafter defined) and the Licensed Rights (as hereinafter defined);

         (g) all accounts receivable (including, but not limited to, accounts receivable that have been written off in full prior to the Closing), notes receivable and other receivables and any security therefor relating to the Assumed Contracts;

         (h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller or any of its subsidiaries, whether arising by way of counterclaim or otherwise, to the extent related to the Assets or the Assumed Liabilities (as hereinafter defined) and except as such relate to obligations under an Assumed Contract that accrue prior to the Closing Date;

         (i) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Seller or any of its subsidiaries to the extent related to the Assets or the Assumed Liabilities;

         (j) all permits, approvals, licenses, qualifications, product registrations, safety certifications, authorizations or similar rights to the extent that they are assignable, including, but not limited to, those set forth on Section 3.26 of the Seller Disclosure Letter (unless otherwise indicated thereon);


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

         (k) copies of all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge with respect to the Assets and Assumed Liabilities, including customer, supplier, price and mailing lists, computer media, sales and marketing materials, invoices, correspondence and all accounting or other books and records of the Seller and its subsidiaries in whatever media retained or stored, including, without limitation, computer programs and disks (other than with respect to such files, books and records relating exclusively to Excluded Assets or Excluded Liabilities);

         (l) all of the Seller's rights with respect to advertisements used specifically in the Business, and all of the Seller's goodwill relating to or arising in connection with the Business, including with respect to the Seller's intangible assets used in or for the Business;

         (m) all of the Seller's rights under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of the Seller or any of its subsidiaries (or any of their respective predecessors) in any contract with current or former employees of the Seller, or its subsidiaries regardless of whether any such current employee accepts the Purchaser's offer pursuant to Section 5.12;

         (n) all right, title and interest in and to the equity interest of Netzee Inc. owned by the Seller; and

         (o) any cash, cash equivalents or marketable securities and all rights to any bank accounts of the Seller or any of its subsidiaries (but excluding any cash, cash equivalents or marketable securities from the proceeds of the sale or settlement of any Excluded Asset or Excluded Liability);

         (p) all of the Seller's rights and interests in and to its investment in Phoenix International New York, Inc.;

         (q) all of the Seller's interest under the leases included in the Assumed Contracts, and

         (r) copies of all tax returns and books of account of the Seller and its subsidiaries.

         Section 1.3 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include any assets of the Seller or its subsidiaries not identified in Section 1.2 and shall explicitly exclude, without limitation, the following assets, properties and rights of the Seller and its subsidiaries (collectively, the "Excluded Assets"):

         (a) except as otherwise provided in Section 5.12, all ownership and other rights with respect to the Seller Benefit Plans (as hereinafter defined), contracts with current or former employees of the Seller or its subsidiaries, and all claims and other rights to one or more refunds, recoveries or other payments of workers' compensation related or group health plan related funds or other assets;

         (b) any permit, approval, license, qualification, registration, certification, authorization or similar right that by its terms is not transferable to the Purchaser as indicated in Section 3.26 of the Seller Disclosure Letter as not being transferable;

         (c) any accounts receivable from an Affiliate (as hereinafter defined) and any collateral associated therewith;

         (d) the charter documents, minute books, stock ledgers, tax returns, books of account and other constituent records relating to the corporate organization of the Seller and its subsidiaries, other than Phoenix International New York, Inc.;

         (e) the rights that accrue to the Seller and its subsidiaries under this Agreement, the Seller Ancillary Documents (as hereinafter defined), the Purchaser Ancillary Documents (as hereinafter defined) or any of the transactions contemplated in writing by such documents;

         (f) the contracts identified in Section 1.3(f) of the Seller Disclosure Letter;

         (g) all of the properties and assets which shall have been transferred or disposed of by the Seller, its subsidiaries or any Affiliate of the Seller or its subsidiaries prior to Closing which transfers or dispositions have been approved with the Purchaser's prior written consent;

         (h) all of the assets, properties and rights primarily relating to or arising out of any Excluded Liabilities (as hereinafter defined);

         (i) the rights to any of Seller's claims for federal, state or local tax refunds;

         (j)      the artwork and personal computer equipment set forth in
Section 1.3(j) of the Seller Disclosure Letter;

         (k) the rights to any of Seller's claims (other than with respect to claims arising out of the Purchaser's status as a shareholder of the Seller, except for claims arising with respect to this Agreement which shall be resolved pursuant to Article IX hereof) relating to, resulting from or arising out of claims made in pending or future suits, actions, investigations or other legal governmental or administrative proceedings, including but not limited to those identified in Section 1.3(k) of the Seller Disclosure Letter or 3.12 of the Seller Disclosure Letter or the issues which are the subject thereof (and any cash proceeds from the settlement or resolution thereof);

         (l) the stock or equity interests of any subsidiary of the Seller, other than with respect to Phoenix International New York, Inc.; and

         (m) the assets, properties and rights of the Seller with respect to its non-trade finance operations in New Zealand all of which are identified in Section 1.3(m) of the Seller Disclosure Letter.


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         Section 1.4       Assumption of Assumed Liabilities.

                  (a) Except as specifically provided in Section 1.4(b), the Purchaser will not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Seller or any of its subsidiaries whatsoever, and the Seller and its subsidiaries will retain responsibility for all liabilities and obligations accrued as of or on the Closing Date and all liabilities and obligations arising from the Seller's and its subsidiaries' operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

                  (b) As the sole exception to the provisions in Section 1.4(a), effective as of the close of business on the Closing Date, the Purchaser will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Seller existing as of such time and arising out of the conduct of the Business prior to or on the Closing Date (collectively, the "Assumed Liabilities"):

                           (i)      obligations of the Seller and its
         subsidiaries under the Assumed Contracts to the extent such obligations are disclosed on the face of such Assumed Contracts or are disclosed and quantified in Section 3.11 of the Seller Disclosure Letter (or if not otherwise so disclosed would result in costs or expenses less than $15,000 with respect to any individual Assumed Contract or customer) and accrue and relate to the operations of the Business;

                           (ii) liabilities and obligations with respect to the Assets to the extent such liabilities and obligations arise or accrue after the Closing Date;

                           (iii)    liabilities and obligations as set forth in
         Section 5.12; and

                           (iv) trade payables of the Seller and its subsidiaries pertaining to the Assets or Assumed Liabilities arising in the ordinary course of business consistent with past practice which have accrued prior to the date hereof or in compliance with Article V hereof.

Notwithstanding the foregoing, and for the avoidance of doubt, the Purchaser shall perform all obligations under the Assumed Contracts, whether required to be performed either before or after the Closing; provided that any losses or damages resulting from the breach of any such Assumed Contract prior to the Closing shall not be assumed by the Purchaser and shall be included in the Excluded Liabilities.

         Section 1.5 Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.4(a), the Assumed Liabilities will not include, and in no event will the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation under this Agreement or otherwise have any responsibility for, any liability or obligation (together with all other liabilities of the Seller and its subsidiaries that are not Assumed Liabilities, the "Excluded Liabilities"):

                  (a) relating to any liability or obligation (including, without limitation, accounts payable) owed by the Seller or any of its Affiliates to any Affiliate of the Seller;

                  (b) for Taxes (as hereinafter defined) with respect to any period, except for Taxes (other than sales taxes) related to the Assets and Assumed Liabilities which accrue for any period after the Closing;

                  (c) for any indebtedness with respect to borrowed money and notes payable, including any interest or penalties accrued thereon, except with respect to leases included in the Assumed Contracts (collectively, the "Closing Date Indebtedness");

                  (d) relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings, including but not limited to those identified in Section 1.3(k) of the Seller Disclosure Letter or Section 3.12 of the Seller Disclosure Letter or (ii) claims based on violations of law as in effect on or prior to the Closing, breach of contract, employment practices, or environmental, health and safety matters, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business, prior to the Closing, except as otherwise provided in
Section 5.12;

                  (e)      pertaining to any Excluded Asset;

                  (f) relating to, resulting from or arising out of any former operations of the Seller or its subsidiaries that have been discontinued or disposed of prior to the Closing;

                  (g) under or relating to any Seller Benefit Plan, whether or not such liability or obligation arises prior to, on or after the Closing Date (except as may be required by Section 5.12) and including but not limited to any liability with respect to vested options to purchase shares of Seller Common Stock;

                  (h)      of the Seller arising or incurred in connection with
(i) the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and (ii) any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller which have accrued as of the Closing Date (collectively, the "Professional Fees"), including, but not limited to those Professional Fees incurred in connection with the following:

                           (i)      this Agreement and the transactions
                  contemplated hereby;

                           (ii)     in connection with the class action
                  litigation filed in United States District Court, Middle District Florida as In re Phoenix International Ltd. Securities Litigation, Case 99-1495-CIV-ORL-18C (the "Class Action") or resolution of any matters relating to the cause of action;

                           (iii) the restatement of the Seller's financial statements; or

                           (iv) with respect to any of the other disputes identified in Section 3.12 of the Seller Disclosure Letter; or

                  (i) except as other wise provided in Section 5.12, relating to, resulting from or arising out of the Seller's (or its subsidiaries') hiring, retention, failure to hire or termination of any person as an employee, independent contractor or consultant which accrued prior to or on the Closing Date.

Such Excluded Liabilities shall include all claims, actions, litigations and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

         Section 1.6 New Zealand Share Option. Within ten (10) days following the date hereof, the Purchaser may, at its option, notify the Seller that the Purchaser intends to purchase all of the issued and outstanding shares of Phoenix International A.P. Limited New Zealand owned by the Seller or any of its Affiliates (the "New Zealand Share Option"). If the Purchaser exercises the New Zealand Share Option, the assets and liabilities of Phoenix International A.P. Limited New Zealand included in the Assets and Assumed Liabilities pursuant to Sections 1.2 and 1.4 shall not be transferred to the Purchaser pursuant to such sections; rather, the issued and outstanding shares of Phoenix International A.P. Limited New Zealand owned by the Seller or any of its Affiliates (and all rights, powers and privileges associated therewith) shall be included in the Assets. The Seller shall use its commercially reasonable efforts promptly to cooperate with and assist the Purchaser in completing any necessary due diligence in connection with the New Zealand Share Option.

                                   ARTICLE II
                    PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

         Section 2.1       Purchase Price.

                  (a)      Subject to adjustment pursuant to Section 2.1(b) and
(c) and Section 2.3, the aggregate amount to be paid for the Assets (the "Purchase Price") shall be equal to $45,462,092.00 (which was calculated in accordance with Schedule 2.1(a) of this Agreement). In addition to the foregoing payment, as additional consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

                  (b) At least three (3) business days prior to the Closing Date, the Seller shall deliver to the Purchaser a true, accurate and complete itemized list of all Professional Fees which have been paid between September 1, 2000 and the date hereof, which shall be updated by the Seller on and as of the Closing. The Purchase Price shall be reduced on a dollar for dollar basis in an amount equal to the aggregate amount of such payments through the date hereof and shall be included as a part of the Final Purchase Price Adjustment.

                  (c) If the Purchaser exercises the New Zealand Share Option, the Purchase Price shall be reduced by an amount equal to $850,000.

         Section 2.2 Payment of Purchase Price.On the Closing Date, the Purchaser shall:

                  (a) deposit in escrow with the escrow agent identified in the form of Escrow Agreement attached as Exhibit 2.2(a) (the "Escrow Agreement")
(i) an amount equal to 25% of the Purchase Price (the "Escrow Amount") and (ii) an additional amount equal to the then outstanding balance under the Line of Credit (the "Holdback Amount"), which amounts shall be held and disbursed in accordance with the terms of this Agreement and such Escrow Agreement; and

                  (b) pay or cause to be paid to the Seller an amount equal to the Purchase Price minus (i) the Escrow Amount and (ii) the Holdback Amount.

         Section 2.3       Adjustment of Purchase Price.

                  (a) As promptly as practicable following the date hereof (but in any event on or prior to November 15, 2000), the Seller shall deliver to the Purchaser a balance sheet of the Seller (the "Initial Seller Balance Sheet") which indicates the net working capital of the Seller as of the date hereof (the "Initial Working Capital"). The Purchaser shall have ten (10) business days following receipt of the Initial Seller Balance Sheet during which to provide written notification ("Initial Dispute Notice") to the Seller of any dispute of any item therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Purchaser does not timely deliver the Initial Dispute Notice, the Initial Seller Balance Sheet shall be deemed to reflect the final agreement of the parties. The Purchaser and the Seller shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, a final agreement upon the Initial Working Capital shall be promptly prepared and signed off on by each of the parties. If the Purchaser and the Seller are unable to resolve the Initial Working Capital dispute (the "Initial Dispute") within five (5) business days of Seller's receipt of the Initial Dispute Notice (or such longer period agreed in writing by the parties), the parties shall engage a mutually agreeable independent "Big 5" accounting firm (the "Arbitrator") to resolve the Initial Dispute and such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within five (5) business days of its engagement. The expenses of the Arbitrator shall be paid by the party against whom the Arbitrator resolves the dispute or, if the resolution is only partially in favor of one party, the expenses shall be paid by each of the parties in an amount that is in proportion to the allocation of the amount in dispute which is attributable to each such party.

                  (b) As promptly as practicable following the Closing Date (but in any event within five (5) business days), the Purchaser will prepare (in consultation with the Seller) and deliver to the Seller a revised balance sheet which shall reflect the net working capital of the Seller as of the Closing Date after application of the agreed upon adjustments which shall be calculated in accordance with the methodology described in Schedule 2.3(a) (the "Preliminary Purchase Price Adjustment"). The Seller shall have five (5) business days following receipt of the Preliminary Purchase Price Adjustment during which to provide written notification ("PPA Dispute Notice") to the Purchaser of any dispute of any item therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Seller does not timely deliver the PPA Dispute Notice, the Preliminary Purchase Price Adjustment shall be deemed to reflect the final agreement of the parties. The Purchaser and the Seller shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, a Final Purchase Price Adjustment (as hereinafter defined) shall be promptly prepared and signed off on by each of the parties.

                  (c) If the Purchaser and the Seller are unable to resolve the Purchase Price adjustment dispute (the "PPA Dispute") within five (5) business days of Purchaser's receipt of the PPA Dispute Notice (or such longer period agreed in writing by the parties), the parties shall engage a mutually agreeable Arbitrator to resolve the PPA Dispute and such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within five (5) business days of its engagement. The expenses of the Arbitrator shall be paid by the party against whom the Arbitrator resolves the dispute or, if the resolution is only partially in favor of one party, the expenses shall be paid by each of the parties in an amount that is in proportion to the allocation of the amount in dispute which is attributable to each such party. The Preliminary Purchase Price Adjustment as finally determined pursuant to this Section 2.3 is referred to herein as the "Final Purchase Price Adjustment." Within one (1) business day after the determination of the Final Purchase Price Adjustment, the parties shall cause (i) the positive difference between the Holdback Amount and the Final Purchase Price Adjustment (including any amounts earned thereon pursuant to the Escrow Agreement) to be paid to the Seller out of the Holdback Amount held in escrow and (ii) any amounts remaining in the escrow account after the distribution described in clause (i) with respect to the Holdback Amount (including any amounts earned thereon pursuant to the Escrow Agreement) shall be returned to the Purchaser.

         Section 2.4       [INTENTIONALLY OMITTED.]

         Section 2.5 Allocation of Certain Items. With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations will be made between the Purchaser and the Seller:

                  (a) Workers' Compensation. Pursuant to the provisions of this Agreement, the Seller will be responsible for and pay any and all workers' compensation claims asserted by or with respect to any employee or former employee of the Seller (or any of them) in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole prior to or on the Closing Date. The Purchaser is responsible for and will pay any and all workers' compensation claims asserted by or with respect to any employee hired by the Purchaser in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Closing Date. If any such injury or other compensable event or occupational illness or disease of a person who was employed both by the Seller prior to or on the Closing Date and by the Purchaser after the Closing Date is attributable primarily to causes occurring prior to or on the Closing Date and is the basis of a workers' compensation claim asserted after the date hereof, then liability for any such claim shall be the responsibility of the Seller. Prior to the Closing Date, the Seller shall pay to its employees (and the employees of its Subsidiaries) all compensation (including overtime wages) owed to such employees as of the Closing Date as well as all accrued bonuses and sales commissions earned as of the Closing Date.

                  (b) Appropriate cash payments by the Purchaser or the Seller, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts given rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 2.5; provided, however, that such payments shall not be required to the extent an accrued expense or prepaid expense is adequately reflected with respect to such item on the Seller's financial statements.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

         Section 3.1 Organization. Each of the Seller and each of its subsidiaries (the "Subsidiaries") (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Seller Material Adverse Effect. The Seller has furnished or made available to the Purchaser true and complete copies of its articles of incorporation (including any certificates of designations attached thereto, the "Seller Articles of Incorporation") and bylaws (the "Seller Bylaws") and the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Seller nor any Subsidiary is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents. Section 3.1 of the Seller Disclosure Letter contains a true and complete list of the Subsidiaries and a list of the jurisdictions in which the Seller and its Subsidiaries are registered or qualified to do business.

         Section 3.2       Authorization.

                  (a) Each of the Seller and its Subsidiaries, as applicable, has all necessary power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (the "Seller Ancillary Documents") and to perform its obligations hereunder and under the Seller Ancillary Documents and, subject to obtaining necessary shareholder approval, to consummate the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents. The execution, delivery and performance by each of the Seller and its Subsidiaries, as applicable, of this Agreement and the Seller Ancillary Documents, and the approval and consummation by the Seller of the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Seller) and no other corporate proceedings on the part of the Seller or any of its Subsidiaries are necessary to authorize this Agreement or the Seller Ancillary Documents or to consummate the Acquisition or the other transactions contemplated by this Agreement or the Seller Ancillary Documents (other than, with respect to the Acquisition, the approval and adoption of this Agreement by the affirmative vote of a two-thirds of the voting power of the then outstanding shares of Seller Common Stock). This Agreement has been and the Seller Ancillary Documents will be duly executed and delivered by each of the Seller and its Subsidiaries and, assuming the due authorization, execution and delivery by the Purchaser, constitute a legal, valid and binding obligation of the Seller and its Subsidiaries enforceable against the Seller and its Subsidiaries in accordance with their terms. The affirmative vote of holders of two-thirds of the outstanding shares of Seller Common Stock entitled to vote is the only vote of the Seller's shareholders (the "Seller Shareholders") necessary to approve this Agreement, the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents.

                  (b) At a meeting duly called and held on October 24, 2000, the Board of Directors of the Seller unanimously (i) determined that this Agreement, the Seller Ancillary Documents and the Shareholders' Agreements and the other transactions contemplated hereby and thereby, including the Acquisition, are fair to and in the best interests of the Seller and the Seller Shareholders, (ii) approved, authorized and adopted this Agreement, the Acquisition and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Acquisition by the Seller Shareholders. The actions taken by the Board of Directors of the Seller constitute approval of the Acquisition, this Agreement, the Seller Ancillary Documents and the Shareholders' Agreements and the other transactions contemplated hereby and thereby by the Board of Directors of the Seller under the provisions of Section 607.0901 of the FBCA such that Section 607.0901 of the FBCA does not apply to this Agreement, the Seller Ancillary Documents the Shareholders' Agreements or the transactions contemplated hereby or thereby. Other than Section 607.0901 of the FBCA, no state antitakeover or similar statute or provision in the Seller's or its Subsidiaries' governing documents is applicable to the Purchaser in connection with the Acquisition, this Agreement, the Seller Ancillary Documents or the Shareholders' Agreements or any of the transactions contemplated hereby or thereby.

                  (c) The Independent Advisor has delivered to the Board of Directors of the Seller its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Seller in the Acquisition is fair to the Seller from a financial point of view. A copy of such opinion shall be provided to the Purchaser promptly upon its delivery to the Seller.

         Section 3.3 No Conflict. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Seller do not, and the performance of this Agreement and the Seller Ancillary Documents by the Seller and its Subsidiaries and the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents will not, (i) conflict with or violate the Seller Articles of Incorporation or Seller Bylaws or equivalent organizational documents of any of its Subsidiaries,
(ii) subject to Section 3.4, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Seller or any of its Subsidiaries or by which any property or asset of the Seller or any of its Subsidiaries is bound or affected, or (iii) except as listed in Section 3.3 of the Seller Disclosure Letter result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Seller or any of its Subsidiaries pursuant to, any Assumed Contract to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by the Seller of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement or the Seller Ancillary Documents.

         Section 3.4       Required Filings and Consents. Except as set forth in
Section 3.4 of the Seller Disclosure Letter, the execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the Seller Ancillary Documents by the Seller and its Subsidiaries will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

         Section 3.5       Compliance. Each of the Seller and its Subsidiaries
(i) has been operated at all times in compliance in all material respects with all Laws applicable to the Seller or any of its Subsidiaries or by which any property, business or asset of the Seller or any of its Subsidiaries is bound or affected and (ii) except as set forth in Section 3.5 of the Seller Disclosure Letter is not in default or violation of any Assumed Contract to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any property or asset of the Seller or any of its Subsidiaries is bound or affected.

         Section 3.6       SEC Filings, Financial Statements.

                  (a) Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, the Seller and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, none of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, all of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively referred to as the "Seller Financial Statements"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Seller and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated. The Seller Financial Statements contain proper reserves for claims, litigation and uncollectible accounts receivable.

                  (c) There are no liabilities of the Seller or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Seller and its Subsidiaries, taken as a whole, with respect to the Assets and Assumed Liabilities other than
(i) liabilities disclosed or provided for in the consolidated balance sheet of the Seller and its Subsidiaries at June 30, 2000, including the notes thereto,
(ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Seller in connection with this Agreement and the contemplated Acquisition, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, none of which are, individually or in the aggregate, reasonably likely to be material to the Seller.

                  (d) The Seller will make available upon filing to the Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Seller with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

         Section 3.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement, in Section 3.7 of the Seller Disclosure Letter or in the SEC Reports, since December 31, 1999, the Seller and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice and there has not been (a) any Seller Material Adverse Change (as hereinafter defined) nor has there been any event or occurrence of any condition that has had or would reasonably be expected to have a Seller Material Adverse Effect (as hereinafter defined) or (b) any of the following:

                  (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Seller's capital stock, or any purchase, redemption or other acquisition of any of the Seller's capital stock or any other securities of the Seller or any options, warrants, calls or rights to acquire any such shares or other securities option or purchase agreements;

                  (ii) any granting (either orally or in writing) by the Seller or any Subsidiary of any increase in compensation or fringe benefits, except for normal increases in compensation in the ordinary course of business consistent with past practice, or any payment by the Seller or any Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, in each case to any director, officer or employee;

                  (iii) any granting (either orally or in writing) by the Seller or any Subsidiary to any officer or employee of any stock options or any severance or termination pay or any increase in such pay;

                  (iv) any entry by the Seller or any Subsidiary into any currently effective employment, severance, termination or indemnification or consulting agreement with any current or former director, officer, employee or consultant;

                  (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected have a Seller Material Adverse Effect;

                  (vi) any change in accounting methods, principles or practices by the Seller or any Subsidiary;

                  (vii) any Tax (as hereinafter defined) election that individually or in the aggregate could reasonably be expected to have a Seller Material Adverse Effect or any other any adverse effect on the Seller's or any Subsidiary's Tax attributes or any settlement or compromise of any Tax liability;

                  (viii) any revaluation by the Seller or any Subsidiary of any of its assets for financial accounting purposes;

                  (ix) any contract, agreement or understanding with regard to the acquisition, disposition or encumbrance of any Intellectual Property (as hereinafter defined) or rights thereto other than licenses in the ordinary course of business consistent with past practice.

                  (x) any action of the type described in Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

         Section 3.8 Taxes. The Seller and each of its Subsidiaries have timely filed all Tax Returns (as hereinafter defined) required to be filed by any of them, except for those Tax Returns the failure of which to file would not, or would not be reasonably expected to, result in a Seller Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Seller and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP and those Taxes, the failure of which to pay would not, or would not reasonably be expected to, result in a Seller Material Adverse Effect. There are no liens for any Taxes upon the Assets other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Seller does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Seller Material Adverse Effect. Neither the Seller nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect. The Seller and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties. Since January 1, 1997, the Seller has obligated all of the Seller's and it Subsidiaries' customers and other applicable third parties so that any Tax levied and/or assessed by the applicable taxing authority on the sale by the Seller or any of its Subsidiaries of software licenses and services (other than Tax on the income to the Seller or its Subsidiaries) will be paid by such customers or third parties. The unpaid Taxes of the Seller and its Subsidiaries for the current taxable period (A) did not, as of the most recent Seller Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Seller Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Seller and its Subsidiaries in filing their Tax Returns. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 3.8 of the Seller Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Seller or any Subsidiary currently has a presence requiring it to pay Taxes (a "Taxable Presence") and all jurisdictions in which the Seller or any Subsidiary has had a Taxable Presence since January 1, 1997 and (ii) all Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof.

         Section 3.9       Real Property.

                  (a) Neither the Seller nor any of its Subsidiaries owns any real property.

                  (b) Section 3.9(b) of the Seller Disclosure Letter sets forth a true and correct description of the parcels of real property used in connection with the Business and leased by the Seller or any Subsidiary (together with all fixtures and improvements thereon, the "Real Property"). The Seller or such Subsidiary has a valid leasehold interest in its Real Property, free and clear of any Liens. The leases of the Real Property are in full force and effect.

                  (c) To the knowledge of the Seller no portion of the Real Property, or any of the buildings and improvements located thereon, violates any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.

                  (d) The improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used. There are no condemnation or appropriation or similar proceedings pending or, to the knowledge of the Seller, threatened against any of the Real Property or the improvements thereon.

         Section 3.10      Assets.

                  (a) The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with the Seller's past practices. Except as set forth in Section 3.10 of the Seller Disclosure Letter, the Seller has (and will convey to the Purchaser at the Closing) good and marketable title to the Assets, free and clear of all Liens. All equipment and other items of depreciable, fixed assets included in the Assets (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of business and (c) conform to all applicable material laws, ordinances, codes, rules and regulations applicable thereto, and the Seller has no knowledge of any defects or problems with any of the Assets. Except as set forth in Section 3.10 of the Seller Disclosure Letter no person other than the Seller or a Subsidiary owns any equipment or other depreciable fixed assets or assets situated on the premises of the Seller or a Subsidiary which are necessary to the operation of the Business, except for the leased items that are subject to personal property leases. Since December 31, 1999, the Seller has not sold, transferred or disposed of any assets, other than sales of inventory in the ordinary course of business. Section 3.10 of the Seller Disclosure Letter sets forth a true, correct and complete list and general description of each depreciable fixed asset of the Seller and its Subsidiaries. Except as set forth in Section 3.10(a) of the Seller Disclosure Letter, the Seller and each of its Subsidiaries either own, or have valid leasehold or licensed interests in, all properties and assets used by them in the conduct of their business. The Seller is not an Affiliate of Phoenix International Industries, Inc. and no outstanding Liens with respect to Phoenix International Industries, Inc. have any affect on Assets.

                  (b) Except as set forth in Section 3.10(b) of the Seller Disclosure Letter, neither the Seller nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of (outside of ordinary course customer agreements consistent with past practice) any of its assets.

         Section 3.11 Existing Seller Projects. Section 3.11 of the Seller Disclosure Letter sets forth a complete and accurate description of the incomplete development, implementation, testing, quality assurance and documentation projects of the Seller and its Subsidiaries to their customers (including start date, live date, type, principal terms, estimated fees, time input to date, amount invoiced and collected to date, man days remaining to complete the Seller's obligations, current project status, financial outlays required to complete such project, and amounts not yet invoiced) with respect or relating to the Assumed Contracts and new potential projects as of the date hereof. In addition, at the Closing, the Seller shall deliver to the Purchaser an update of any changes to the information contained in Section 3.11 of the Seller Disclosure Letter as of 2 days prior to the Closing Date.

         Section 3.12 Litigation. Except for such matters disclosed in Section
3.12 of the Seller Disclosure Letter and those matters which, if adversely determined individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Seller, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Seller or any of its Subsidiaries.

         Section 3.13 Material Contracts. The Seller has provided to the Purchaser true, correct and complete copies of all contracts material to the operation of the Business, including, but not limited to, the following contracts to which the Seller or a Subsidiary is a party (individually a "Material Contract" and collectively the "Material Contracts"):

                  (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Seller or its Subsidiaries;

                  (b) all leases relating to Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $10,000 individually by the Seller or its Subsidiaries;

                  (c) all contracts or agreements which limit or restrict the Seller or its Subsidiaries or, to the knowledge of the Seller, any officers or key employees of the Seller or its Subsidiaries from engaging in any business in any jurisdiction;

                  (d) all franchising and licensing agreements other than customer contracts entered into in the ordinary course of business consistent with past practice and non-exclusive software licenses for generally available software;

                  (e) any contract or agreement for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Seller or any of its Subsidiaries of an amount in excess of $10,000;

                  (f) any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of the Agreement or in connection with the transactions contemplated hereby;

                  (g) any contract or agreement granting any person a Lien on all or any part of any assets;

                  (h) any contract or agreement for the cleanup, abatement or other actions in connection with any Hazardous Materials (as hereinafter defined), the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

                  (i) any contract or agreement granting to any person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

                  (j) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on thirty
         (30) calendar days' or less notice;

                  (k) except for contracts with customers entered into in the ordinary course of business consistent with past practice and license agreements with respect to generally available software, any contract or agreement for the granting or receiving of a license or sublicense or under which any person is obligated to pay or has the right to receive a royalty, license fee or similar payment;

                  (l) any contract providing for the indemnification or holding harmless of any officer, director or employee;

                  (m)      any joint venture or partnership contract;

                  (n) any customer contract for the provision of goods or services by the Seller;

                  (o) any outstanding power of attorney empowering any Person to act on behalf of the Seller;

                  (p) any contracts, consulting agreements or termination or severance agreements in respect of any officer, employee or former employee (to the extent any obligations remain in existence with respect to such former employee), consultant or independent contractor (other than Seller Benefit Plans); and

                  (q) all existing contracts and commitments (other than those described in subparagraphs (a) through (p) of this Section 3.13) to which the Seller or any of its Subsidiaries is a party or by which its properties or assets are bound involving an annual commitment or annual payment to or from the Seller or any of its Subsidiaries of more than $30,000 individually or which is otherwise material to the Business.

         Copies of all correspondence and a written summary of all oral commitments with respect to the Assumed Contracts that would result in a material modification of such contract or would result in costs or expenses in excess of $15,000 have been provided by the Seller to the Purchaser or such commitments have been quantified in Section 3.11 of the Seller Disclosure Letter. Notwithstanding the foregoing, the Seller has not provided to the Purchaser copies of all nondisclosure agreements, employment letters and software licenses for generally available software. Each of the employment letters that has not been provided to the Seller is substantially in the form included in Section 3.13 of the Seller Disclosure Letter.

         The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Seller and, to the Seller's knowledge, each other party to such Assumed Contracts. Except as set forth in Section 3.5 of the Seller Disclosure Letter, there are no existing defaults or breaches of the Seller under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of the Seller, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract. Except as set forth in Section 3.13 of the Seller Disclosure Letter, the Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material contract applicable to the Business or the Assets. Section 1.2(d) of the Seller Disclosure Letter identifies each Assumed Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Purchaser. Section 1.2(d) of the Seller Disclosure Letter also identifies each Assumed

Contract set forth therein that (i) obligates the Seller or any of its Subsidiaries to perform research and development, (ii) contains any fixed price research and development obligations or (iii) contains any research and development or deliverable obligations which are currently unfunded, not supported by customer obligations to pay for such efforts on a time and material basis, unscheduled or behind schedule.

         Section 3.14 Information Supplied. The proxy statement to be mailed to the Seller Shareholders in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Acquisition (the "Proxy Statement") at the date such document is first published, sent or delivered to Seller Shareholders or, unless promptly corrected, at any time during the pendency of the Shareholder's Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Seller with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser for inclusion or incorporation by reference in the Proxy Statement.

         Section 3.15 Employee Benefit Plans. All material employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Seller or any of its Subsidiaries (the "Seller Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Seller or any of its Subsidiaries are listed in Section 3.15 in the Seller Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Seller Benefit Plans have been made available by the Seller to the
Purchaser: (i) any plans and related trust documents and amendments thereto,
(ii) summary plan descriptions and material modifications thereto, (iii) written communications made since January 1, 2000 to employees relating to the Seller Benefit Plans, (iv) written descriptions of all non-written agreements relating to the Seller Benefit Plans and (v) the form of the option agreements for each of the Company's stock option plans. The Seller Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and other applicable laws, and any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code will be the subject of an application for a determination letter within the remedial amendment period under Section 401(b) of the Code or is a model prototype plan and continues to satisfy in all material respects the requirements for such qualification. Neither the Seller nor any of its Subsidiaries nor any ERISA Affiliate of the Seller maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any Seller Benefit Plan, nor the Seller nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any material transaction that is reasonably likely to result in any such material liability or penalty. Each of the Seller and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). Except as set forth in Section 3.15 of the Seller Disclosure Letter, each Seller Benefit Plan has been maintained and administered in material compliance with its terms and with ERISA and the Code to the extent applicable thereto and all other applicable laws. There is no pending or, to the knowledge of the Seller, threatened or anticipated material Litigation against or otherwise involving any of the Seller Benefit Plans and no material Litigation (excluding claims for benefits incurred in the ordinary course of Seller Benefit Plan activities) has been brought against or with respect to any such Seller Benefit Plan. All contributions required to be made as of the date hereof to the Seller Benefit Plans have been made or provided for. Except as set forth in Section 3.15 of the Seller Disclosure Letter, as described in the SEC Reports or as required by Law, neither the Seller nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any material liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Seller nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in Section 3.15 of the Seller Disclosure Letter, (i) there are no outstanding options (whether or not vested) to purchase stock of the Seller, (ii) the form of each option issued under any of the Company's stock option plans is identical in all material respects to the form of the option agreement for such plan made available to the Purchaser, (iii) the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Seller to severance pay, accelerate the time of payment or vesting of any stock options or other payments (other than vesting under the Seller's 401(k) plan) or increase the amount of compensation due any such person, and (iv) there are no agreements in effect between the Seller or any Subsidiary and any individual retained by the Seller or any Subsidiary to provide services as a consultant or independent contractor.

         For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         Section 3.16      Labor and Employment Matters.

                  (a) Section 3.16(a) of the Seller Disclosure Letter contains a true and complete list of (a) all of the officers of the Seller and the Subsidiaries, specifying their position, age, length of service and the annual salary, bonus and allocation of amounts paid and other benefits provided to each of them, respectively, and annual rate of compensation and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Seller and the Subsidiaries as of the date hereof, specifying their annual salary, hourly wages, age, position, status, length of service and the allocation of annual salary, bonus and other amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor. Except as set forth on Section 3.16(a) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary is a party to or bound by any material contracts, consulting agreements or termination or severance agreements in respect to any officer, employee or former employee, consultant or independent contractor. The Seller has provided to the Purchaser true, correct and complete copies of each such employment agreement, term sheet or other document. The Seller has not received a claim from any Governmental Entity to the effect that the Seller or any Subsidiary has improperly classified as an independent contractor any person named on Section 3.16(a) of the Seller Disclosure Letter. Except as set forth in Section 3.16 of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Section 3.16(a) of the Seller Disclosure Letter, all officers and employees of the Seller and the Subsidiaries are actively at work (as defined in Section 5.12(a)) on the date hereof.

                  (b) Neither the Seller nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). There is no existing, pending or, to the knowledge of the Seller, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Seller or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Seller or any of its Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Seller or any of its Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

                  (c) Neither the Seller nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Seller, any of its Subsidiaries or the Purchaser from relocating or closing any of the operations of the Seller or any of its Subsidiaries.

                  (d) The Seller and its Subsidiaries are in compliance with all applicable Laws relating to employment and the payment of wages and benefits. There are no, and the Seller has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or, to the knowledge of the Seller, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Seller or any of its Subsidiaries.

                  (e) The Seller and each of its Subsidiaries are in compliance with all immigration laws relating to employment and, to the knowledge of the Seller, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Seller or any of its Subsidiaries.

                  (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, religion, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of the Seller, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Seller or any of its Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries.

                  (g) If the Seller or any of its Subsidiaries is a federal, state or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the knowledge of the Seller, has been threatened against the Seller or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

                  (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to the knowledge of the Seller, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Seller or any of its Subsidiaries.

                  (i) No workers' compensation or retaliation claim is pending against the Seller or any of its Subsidiaries in excess of $50,000 in the aggregate and the Seller maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

         Section 3.17 Environmental Compliance and Disclosure. Except as set forth in Section 3.17 of the Seller Disclosure Letter:

                  (a) Each of the Seller and its Subsidiaries possesses, and is in compliance in all material respect with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Seller or any Subsidiary, as applicable, and the Seller and each of its Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials;

                  (b) Neither the Seller nor any Subsidiary has received notice of actual or threatened liability arising under or relating to any Environmental Laws and, to the knowledge of the Seller, there are no facts or circumstances which could form the basis for the assertion of any claim against the Seller or any Subsidiary under any Environmental Laws; and

                  (c) Neither the Seller nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Seller, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

         As used in this Section 3.17, the term "Environmental Laws" means any and all past and present laws (including without limitation statutes, regulations, and common law) of the United States, any State or political subdivision thereof, or any other nation or political subdivision, for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 USC 9601 et seq.), the Clean Air Act (42 USC ss.ss. 7401 et seq.), the Resource Conservation and Recovery Act (42 USC ss.ss. 6901 et seq.), the Clean Water Act (33 USC ss.ss. 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.), the Toxic Substance Control Act (15 USC ss.ss. 2601 et seq.), and the Safe Drinking Water Act (42 USC ss.ss. 300f et seq.), as well as any and all state or local laws that relate to pollution, contamination of the environment, human health, or safety, and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

         As used in this Section 3.17, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste or any other material which may be harmful to human health or the environment.

         Section 3.18      Intellectual Property.

                  (a) For purposes of this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not patentable in any jurisdiction; mask works, trade secrets, know-how and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of commercial value, whether copyrighted, copyrightable or not copyrightable in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

                  (b) Section 3.18(b) of the Seller Disclosure Letter sets forth a true and complete list of all Intellectual Property which the Seller and/or its Subsidiaries own in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the "Intellectual Property Rights"), including, but not limited to, the following items:

                  (i) all United States and foreign patents and applications therefor;

                  (ii) all patentable inventions which have not yet become the subject of a patent application, but for which the Seller intends to file a patent application;

                  (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level;

                  (iv) all material trademarks, trade names, service marks, collective marks, and certification marks which have been used by the Seller or its Subsidiaries in commerce at any time in the last five years (and for each, the date of first use in commerce and a description of the goods and services in connection with which it has been used); and

                  (v) all United States and foreign and copyright registrations and applications therefor.

         Section 3.18(b) of the Seller Disclosure Letter also sets forth a true and complete list of all items described in subsections (i) through (iv) of the previous sentence in which the Seller or any of its Subsidiaries own a license (the "Licensed Rights"). Notwithstanding the foregoing, Licensed Rights relating to nonexclusive software licenses for generally available software are not required to be disclosed in Section 3.18(b) of the Seller Disclosure Letter although they are included as Licensed Rights. Except as set forth in Section 3.18(b) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has (i) any unpatented inventions which have been the subject of a patent application, (ii) any material copyrightable works of authorship which have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and other text works, photographs, video recordings, and audio recordings, or (iii) any mask works.

                  (c) Section 3.18(b) of the Seller Disclosure Letter sets forth with respect to each registered patent, trademark, service mark and copyright owned or controlled by the Seller or any Subsidiary, (x) a brief description of such Intellectual Property, and (y) the names of the jurisdictions covered by the applicable registration or application. Section 3.18(c) of the Seller Disclosure Letter identifies all material licenses, sublicenses and other agreements to which the Seller or any Subsidiary is a party and pursuant to which the Seller or any Subsidiary is authorized to use any Intellectual Property of any third party in or as part of any Seller or Subsidiary product, other than non-exclusive software licenses for generally available software (such as MS Word and the like). To the knowledge of the Seller, the Seller and each Subsidiary owns, is licensed or otherwise possesses legally sufficient rights to use all Intellectual Property that the Seller or such Subsidiary uses in any material respect in the business of the Seller or such Subsidiary, except for the failure to own a license or possess such rights which to remedy would not cause a Seller Material Adverse Effect.

                  (d) Section 3.18(d) of the Seller Disclosure Letter contains a complete list of each software product and module currently marketed by the Seller or any of its Subsidiaries in connection with the Business.
Section 3.18(d) of the Seller Disclosure Letter also contains a complete list of all software products owned, marketed, licensed or used by the Seller or any of its Subsidiaries with respect to the Business (other than those which are generally available prepackaged products) at any time within one year from the date hereof. With regard to the software products developed by the Seller,
Section 3.18(d) of the Seller Disclosure Letter also sets forth the language in which such software is written, the type of hardware platform(s) and the operating system environment on or in which it runs, and any royalties or license fees required to be paid to a third party for the use of any "layered" or incorporated software not owned by the Seller or one of its Subsidiaries.
Section 3.18(d) of the Company Disclosure Letter contains a true, correct and complete list of all licenses (other than non-exclusive software licenses for generally available software) granted to the Seller or any of its Subsidiaries from any third party with respect to any Intellectual Property, in each case identifying the software covered thereby.

                  (e) To the knowledge of the Seller, there is no past, present or prospective claim by any third party that any of the Seller's or any Subsidiary's Intellectual Property is invalid or unenforceable or that the conduct of the Seller or any Subsidiary violates any Intellectual Property of any other person. Neither the Seller nor any Subsidiary has at any time received any notice or other communication (in writing or otherwise has no knowledge) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use by the Seller or any Subsidiary of any Intellectual Property rights of any other person. To the knowledge of the Seller, except as set forth in
Section 3.18(e) of the Seller Disclosure Letter, no other person is infringing, misappropriating or making any unlawful use of the Seller's or any Subsidiary's Intellectual Property, no Intellectual Property owned or used by any other person infringes or conflicts with, any of the Seller's or any Subsidiary's Intellectual Property, and no party to any licensing agreement, distributorship or similar arrangement with the Seller or any Subsidiary relating to the Intellectual Property is in breach of or default of its obligations in any material respects.

                  (f) Except as set forth in Section 3.18(f) of the Seller Disclosure Letter, all former and current employees, contractors or consultants of the Seller and each Subsidiary, including all employees, contractors and consultants involved in the development of Intellectual Property of the Seller and its Subsidiaries, employed or engaged at any time during the period since the initial formation date of the Seller, have executed and delivered to the Seller a confidential information agreement in substantially the form attached in Section 3.18(f) of the Seller Disclosure Letter. To the knowledge of the Seller, no employee, contractor or consultant associated with any person who has contributed to, or participated in, the conception and development of Intellectual Property for the Seller or any Subsidiary has asserted or threatened any claim against the Seller or any Subsidiary in connection with such person's involvement in the conception and development of such Intellectual Property and no such person has a reasonable basis for any such claim.

                  (g) The Seller and its Subsidiaries have taken commercially reasonable steps to protect their Intellectual Property. Notwithstanding the foregoing, however, the Seller has not filed for any patents, copyrights or trademarks with respect to its Intellectual Property. The Seller's and its Subsidiaries' trade secrets, including without limitation its source code, customer lists, prospect lists and marketing and business plans, have not been disclosed to any person except pursuant to licenses or Contracts requiring such persons to keep such trade secrets confidential.

                  (h) Except as set forth in Section 3.18(h) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has granted any licenses to a third party to use, distribute, or modify the source code to create Derivative Works (as hereinafter defined), of any product marketed by, commercially available from or under development by the Seller or any Subsidiary. Neither the Seller nor any Subsidiary has received written notice of any existing claim for the release of the Seller's or any Subsidiary's source code from an applicable escrow deposit. As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

                  (i) Except as set forth in Section 3.18(i) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has assigned, sold or otherwise transferred ownership of any of its Intellectual Property nor licensed any of the Seller's or any Subsidiary's Intellectual Property to any person on an exclusive basis, nor has the Seller or any Subsidiary entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Intellectual Property nor granted any exclusive rights to market any products of the Company or any Subsidiary.

                  (j) Except as set forth in Section 3.18(j) of the Seller Disclosure Letter, to the extent third-party Intellectual Property is marketed to customers of the Seller or any Subsidiary together with the Intellectual Property of the Seller or any Subsidiary, (i) the Seller or such Subsidiary has complied with all restrictions required by the owner of such Intellectual Property to be placed in the documentation of such licenses; and (ii) the Seller or such Subsidiary has either expressly provided in its customer agreements that maintenance and other technical support for such third-party products is to be provided by the third party directly with the customer, or has executed a subcontract agreement with the third party which remain in effect for the entire period that the Seller or such Subsidiary is obligated to provide support to the customer, and all fees to such third parties owed by the Seller or such Subsidiary have been paid in full.

                  (k) The conduct of the Seller's and its Subsidiaries' business, as presently conducted, and the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of, or result in the creation of any lien, claim or encumbrance on, any Intellectual Property owned by the Seller or any Subsidiary, except where the occurrence of any of the foregoing would not reasonably be expected to have a Seller Material Adverse Effect individually or collectively.

                  (l)      [INTENTIONALLY OMITTED.]

                  (m) The Intellectual Property Rights are free and clear of any liens, claims or encumbrances and are not subject to any arrangement or license requiring any payment to any person which has not previously been fully paid or the obligation to grant rights to any person in exchange.

                  (n) The Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of the Seller, its Subsidiaries and the Seller's Affiliates as presently conducted.

                  (o) The validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and (iii) to the knowledge of the Seller, are not the subject(s) of any threatened or proposed Litigation.

                  (p) To the knowledge of the Seller, the business of each of the Seller and its Subsidiaries, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others.

                  (q) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Seller's or its Subsidiaries' right to use any of the Licensed Rights.

                  (r) Other than as disclosed in any section of the Seller Disclosure Letter, to the knowledge of the Seller, there are no third parties using any of the Intellectual Property Rights material to the business of the Seller or its Subsidiaries as presently conducted.

                  (s) Each of the Seller and its Subsidiaries owns, or possesses sufficiently broad and valid rights to, all computer software programs that are material to the conduct of the business of the Seller and its Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any Subsidiary with respect to any software owned or licensed by the Seller or any Subsidiary.

                  (t) The Seller and its Subsidiaries have collected and submitted to the appropriate owner of such third party software all appropriate and required license fees for all third party software which has been provided to customers of the Seller and its Subsidiaries.

                  (u) Except as set forth in Section 3.18(u) of the Seller Disclosure Letter or Section 3.11 of the Seller Disclosure Letter, with respect to (i) current clients of the Seller or any Subsidiary who are the recipient of current oral or written proposals of the Seller or any Subsidiary and (ii) prospective clients of the Seller or any Subsidiary who are the recipient of information in response to a current customer request for proposal from the Seller or any Subsidiary, there is no functionality required other than that contained in the current versions of the Seller's products, outside of functionality described in Section 3.11 of the Seller Disclosure Letter.

         Section 3.19 Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined) and as set forth in Section 3.19 of the Seller Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Acquisition or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Section
3.19 of the Seller Disclosure Letter includes a complete and correct copy of all agreements between the Seller and the Independent Advisor and between the Seller and Michael C. Nunan pursuant to which such person would be entitled to any payment relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement.

         Section 3.20 Insurance Policies. The Seller has delivered to the Purchaser prior to the date hereof a complete and accurate list of all insurance policies in force naming the Seller, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Seller or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Seller nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Seller and the Subsidiaries is in compliance in all material respects with all conditions contained therein. Except as set forth in Section 3.20 of the Seller Disclosure Letter, there are no material pending claims against such insurance policies by the Seller or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Seller or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list and except as set forth in Section
3.20 of the Seller Disclosure Letter, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Seller and the Subsidiaries.

         Section 3.21      Notes and Accounts Receivable.

                  (a) Except as disclosed in Section 3.21(a) of the Seller Disclosure Letter, there are no notes receivable of the Seller or any Subsidiary owing by any director, officer, shareholder or employee of the Seller or any Subsidiary ("Affiliate Debt").

                  (b) Except as disclosed in Section 3.21(b) of the Seller Disclosure Letter, all accounts receivable of the Seller and any Subsidiary are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectibility of any such accounts receivable.

         Section 3.22      Transactions with Affiliates. Except as set forth in
Section 3.22 of the Seller Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Seller or its Subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other Affiliate or Associate (as hereinafter defined) of the Seller or any Subsidiary or any entity in which, to the knowledge of the Seller, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Seller or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Seller or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Seller or any Subsidiary.

         Section 3.23 No Existing Discussions. As of the date hereof, the Seller is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

         Section 3.24 Shareholders' Rights Agreement. Neither the Seller nor any Subsidiary has adopted, or intends to adopt, a shareholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Seller Common Stock or any other equity or debt securities of the Seller or any of its Subsidiaries.

         Section 3.25      Major Suppliers and Customers.

                  (a) Section 3.25(a) of the Seller Disclosure Letter sets forth a list of each supplier of goods or services to Seller and the Subsidiaries to whom the Seller and the Subsidiaries paid in the aggregate more than $200,000 during the 12-month period ended June 30, 2000 (each a "Major Supplier" and, collectively, "Major Suppliers"), together with in each case the amount paid during such period. Neither the Seller nor any Subsidiary is engaged in any material dispute with any Major Supplier and, to the knowledge of the Seller, no Major Supplier intends to terminate, limit or reduce its business relations with the Seller or any Subsidiary. As of the date hereof the Seller has no reason to believe that the consummation of the transactions contemplated hereunder will have a material adverse effect on the business relationship of the Seller or any Subsidiary with any Major Supplier. Except as set forth in
Section 3.25(a) of the Seller Disclosure Letter, to the knowledge of the Seller, none of the officers or directors of the Seller or any Subsidiary, or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary (or any company or other organization in which any officer or director of the Seller or any Subsidiary or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary has a direct or indirect or indirect financial interest), has any financial interest in any supplier of the Seller or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

                  (b) Section 3.25(b) of the Seller Disclosure Letter sets forth a list of each customer which accounted for net revenue to the Seller and the Subsidiaries in the aggregate of more than $200,000 during the 12-month period ended June 30, 2000 (each a "Major Customer" and, collectively, "Major Customers") together with the amount of net revenue produced during such period. Neither the Seller nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the Seller, no Major Customer intends to terminate, limit or reduce its business relations with the Seller or any Subsidiary. As of the date hereof the Seller has no reason to believe that the consummation of the transactions contemplated hereunder will materially adversely affect the business relationship of the Seller or any Subsidiary with any Major Customer. Except as set forth in Section 3.25(b) of the Seller Disclosure Letter, none of the officers or directors of the Seller or any Subsidiary, or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary (or any company or other organization in which any officer or director of the Seller or any Subsidiary or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary has a direct or indirect financial interest), has any financial interest in any customer of the Seller or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

         Section 3.26 Licenses and Permits. Section 3.26 of the Seller Disclosure Letter sets forth a true and complete list of all material notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the "Licenses") held by the Seller or a Subsidiary and issued by, or submitted by the Seller or a Subsidiary to, any Governmental Entity or other person or entity. The Seller owns or possesses all of the Licenses which are necessary to enable it to carry on the Business as presently conducted. All Licenses are valid, binding, and in full force and effect. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any License which would, or be reasonably expected to, cause a Seller Material Adverse Effect. The Seller and its Subsidiaries have taken all necessary action to maintain each License, except where the failure to so act is not likely to have a material adverse effect on the Seller, such Subsidiary or the Business. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

         Section 3.27      New Zealand Documents.

                  (a) The Seller has provided to the Purchaser all contracts or agreements entered into by or otherwise obligating in any manner Phoenix International A. P. Limited New Zealand (the "New Zealand Contracts"), other than with respect to the assets relating to the products specifically identified in Section 1.3(m) of the Seller Disclosure Letter. Provided that the New Zealand Share Option is not exercised, the New Zealand Contracts which are being assumed by the Purchaser pursuant to the terms of this Agreement are listed as such on Section 1.2(d) of the Seller Disclosure Letter. Other than as disclosed in Section 3.27 of the Seller Disclosure Letter there are no liabilities, disputes or obligations with respect to Phoenix International A.P. Limited New Zealand outside of the ordinary course of business. Other than with respect to the Seller and Phoenix International A. P. Limited New Zealand, none of the Subsidiaries has entered into any contracts (whether written or oral) or made any commitments other than with respect to real property leases and equipment leases associated with such real property leases and employment letters.

                  (b) The Seller is the record and beneficial owner of, and has good and marketable record title to, all of the issued and outstanding equity interests in Phoenix International A. P. Limited New Zealand (the "New Zealand Shares"). The New Zealand Shares are validly issued, fully paid and non-assessable and are owned by the Seller free and clear of any Liens, with no defects in title. The Seller has the exclusive right, power and authority to vote the New Zealand Shares and is not party to or bound by any agreement affecting or relating to its right to transfer or vote the New Zealand Shares. There are no proxies outstanding or powers of attorney granted by the Seller with respect to any of the New Zealand Shares. If the New Zealand Share Option is exercised, the Seller shall transfer to the Purchaser all of the Seller's right, title and interest in and to the New Zealand Shares free and clear of all Liens.

         Section 3.28 Disclosure. No representation or warranty made by the Seller in this Agreement or in the Seller Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The representations and warranties of the Seller contained herein, disregarding all qualifications and exemptions contained therein relating to materiality or a Seller Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Seller Material Adverse Effect.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

         Each of Parent and the Purchaser hereby jointly and severally represent and warrant to the Seller as follows:

         Section 4.1 Organization and Standing. Each of Parent and the Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the Purchaser. Parent indirectly owns all of the capital stock of the Purchaser.

         Section 4.2 Authority for Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (the "Purchaser Ancillary Documents") and to perform its obligations hereunder and under the Purchaser Ancillary Documents and to consummate the Acquisition and the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution, delivery and performance by each of Parent and the Purchaser of this Agreement and the Purchaser Ancillary Documents, and the consummation by each of Parent and the Purchaser of the Acquisition and the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or the Purchaser are necessary to authorize this Agreement or the Purchaser Ancillary Documents or to consummate the Acquisition or the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents. This Agreement has been and the Purchaser Ancillary Documents will be duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Seller, constitute a legal, valid and binding obligation of each of Parent and the Purchaser enforceable against each of Parent and the Purchaser in accordance with their terms.

         Section 4.3 No Conflict. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by each of Parent and the Purchaser do not, and the performance of this Agreement and the Purchaser Ancillary Documents by each of Parent and the Purchaser and the consummation of the Acquisition and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws or other organizational documents of Parent or the Purchaser, (ii) conflict with or violate any Law applicable to Parent or the Purchaser or by which any property or asset of Parent or the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which Parent or the Purchaser or any property or asset of the Purchaser is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by Parent or the Purchaser of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents.

         Section 4.4 Required Filings and Consents. The execution and delivery of this Agreement by each of Parent and the Purchaser do not, and the performance of this Agreement and the Purchaser Ancillary Documents by each of Parent and the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for those required by the HSR Act and where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Purchaser of any of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement.

         Section 4.5 Information Supplied. None of the information supplied or to be supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, at the date such documents are first published, sent or delivered to Seller Shareholders or, unless promptly corrected at any time during the pendancy of the Shareholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by Parent or the Purchaser in connection with this Agreement, the Acquisition or the other transactions contemplated by this Agreement or the Purchaser Ancillary Documents based upon arrangements made by or on behalf of such person.

                                   ARTICLE V
                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1       Conduct of the Business Pending the Closing.

                  (a) The Seller covenants and agrees that between the date of this Agreement and the Closing, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), (i) the business of the Seller and its Subsidiaries shall be conducted only in, and the Seller and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Seller and its Subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Seller and its Subsidiaries with customers, suppliers and other persons with which the Seller or its Subsidiaries has business relations, and (iii) the Seller and its Subsidiaries will comply with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the foregoing, neither the Seller nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice as of December 31, 1999, (i) materially reduce the expenses of the Seller or its Subsidiaries relating to sales or customer service or support, (ii) materially discount the price or materially alter the terms of any of the Seller's or its Subsidiaries' products or services, (iii) reduce or discount any accounts receivable of the Seller or any Subsidiary to accelerate collection of such accounts receivable or sell or factor any accounts receivable of the Seller or any Subsidiary, or (iv) manage the accounts payable of the Seller or any Subsidiary in a manner inconsistent with the Seller's past practice as of December 31, 1999.

                  (b) The Seller covenants and agrees that between the date of this Agreement and the Closing the Seller shall not, nor shall the Seller permit any of its Subsidiaries, without the prior written consent of the Purchaser, to (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Seller to the Seller or another wholly owned Subsidiary of the Seller, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Seller Common Stock upon (x) the exercise of Seller Options outstanding as of the date of this Agreement, (y) the exercise of warrants outstanding as of the date of this Agreement or (z) the issuance of options to purchase Seller Common Stock described in Section 3.7 of the Seller Disclosure Letter (the allocation of which is subject to the prior approval of the Purchaser) or (v) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

                  (c) The Seller covenants and agrees that between the date of this Agreement and the Closing the Seller shall not, nor shall the Seller permit any of its Subsidiaries to, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld (such response shall be made within five (5) business days of receipt by the Purchaser of notice of such request (or two (2) business days in the case of clauses (xvii), (xix) and (xx) below), otherwise consent shall be deemed to have been given) (i) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Seller or (C) guarantees, loans or advances to employees less than $5,000 to an individual employee and $20,000 in the aggregate with respect to business travel expenses in the ordinary course of business consistent with past practice; (iii) accelerate the timing of payments of any outstanding indebtedness for borrowed money; (iv) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Seller or between the Seller and any of its Subsidiaries (other than guarantees, loans or advances to employees less than $5,000 to an individual employee and $20,000 in the aggregate with respect to business travel expenses in the ordinary course of business consistent with past practice); (v) mortgage or pledge any of the Assets; (vi) merge or consolidate with any other entity in any transaction, or sell any business or Assets other than with respect to customer agreements approved in writing by the Purchaser (other than with respect to the sale of the assets identified in Section 1.3(m) of the Seller Disclosure Letter); (vii) change its accounting policies except as required by GAAP; (viii) make any change in employment terms for any of its directors or officers; (ix) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Seller or its Subsidiaries or enter into any new, or amend any existing, employment agreements; (x) make any change to the Seller Benefit Plans; (xi) amend or cancel or agree to the amendment or cancellation of any Assumed Contract or enter into a contract that would have been an Assumed Contract had such contract been in existence as of the date of this Agreement; (xii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors; (xiii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

(xiv) make any Tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability; (xv) enter into any agreements, arrangements or understandings with respect to the purchase, sale or lease of any real property or amend, cancel or extend any agreement, arrangement or understanding with respect to the lease of any real property; (xvi) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $50,000 in the aggregate except in connection with cash only settlements in connection with the Excluded Liabilities or the Class Action identified in Section 3.12 of the Company Disclosure Letter; (xvii) enter into any customer or third party agreements; (xviii) hire additional employees or consultants; (xix) modify, amend or terminate any Contract to which the Seller or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder; (xx) enter into any Contracts which will require the Seller or any Subsidiary to incur expenses that are reasonably likely to exceed the revenues from such Contracts; or (xxi) enter into any Contracts which incur expenses or costs in excess of $50,000 in the case of any one Contract or commit the Seller or any Subsidiary to any Contract containing provisions relating to fixed pricing, services to be conducted on other than a time and materials basis, contracts containing penalties or liquidated damages or any other onerous contractual provisions.

         Section 5.2       Access to Information; Confidentiality.

                  (a) From the date hereof to the Effective Time, the Seller shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Seller to, afford the Representatives of the Purchaser upon 24 hours prior notice reasonable access during regular business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Seller and its Subsidiaries, and shall furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its Representatives, may reasonably request. The Seller shall furnish to the Purchaser monthly financial and operating data and information as promptly as practicable following the end of each calendar month. The Purchaser and the Seller will remain subject to the terms of the confidentiality agreement between the Purchaser and the Seller dated December 20, 1999 (the "Confidentiality Agreement").

                  (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  (c) After the Closing, the Purchaser shall grant to the Seller reasonable access to the books, records and documents included in the Assets and to the former employees of the Seller employed by the Purchaser (which access shall not unreasonably interfere with the operation of the Business by the Purchaser after the Closing) with respect to the pursuit, defense or resolution by the Seller of any outstanding claim or liability relating to the Excluded Assets and Excluded Liabilities.

         Section 5.3 Notification of Certain Matters; Supplements to Seller Disclosure Letter.

                  (a) The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (b) From time to time up to the Closing Date, for informational purposes only, the Seller will promptly supplement or amend the Seller Disclosure Letter which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such letter or which is necessary to correct any information in such letter which has been rendered inaccurate thereby. No supplement or amendment to the Seller Disclosure Letter will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2 or for the purpose of determining the Seller's indemnification obligations under Section 9.1, unless such supplement or amendment is accepted in writing by Purchaser. Notwithstanding the foregoing, any supplement or amendment to the Seller Disclosure Letter that adversely affects or modifies the Assets or Assumed Liabilities (other than with respect to changes in the ordinary course of business consistent with past practice) must be approved in writing by the Purchaser in its sole satisfaction.

         Section 5.4       Reasonable Best Efforts; Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to
(i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Acquisition and the transactions contemplated hereby (each a "Required Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so, (i) appropriate filings of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within ten business days of the date hereof), (ii) all necessary filings with other Governmental Entities relating to the Acquisition, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws and to use its best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable.

                  (b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

                  (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Acquisition or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Acquisition or the transactions contemplated hereby, each of the parties hereto shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Acquisition or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall be not required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Seller or any of its Subsidiaries or of the Purchaser or any of its Subsidiaries in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under the HSR Act or any other antitrust statute or regulation. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

                  (d) In connection with, and without limiting the foregoing, the Seller shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Acquisition or any other transactions contemplated by this Agreement or the Shareholders' Agreements and
(ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Shareholders' Agreements, the Acquisition or any other transaction contemplated by this Agreement or the Shareholders' Agreements, take all actions necessary to ensure that this Agreement, the Shareholders' Agreements, the Acquisition and any other transactions contemplated by this Agreement or the Shareholders' Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholders' Agreements and otherwise to minimize the effect of such statute or regulation on the Acquisition and the other transactions contemplated by this Agreement and the Shareholders' Agreements.

                  (e) The Seller will give any notices to third parties and use its reasonable best efforts (in consultation with the Purchaser) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described in Section 3.13 of the Seller Disclosure Letter, (iii) required to avoid a breach of or default under any Assumed Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Seller Material Adverse Change.

         Section 5.5       Board Recommendations.

                  (a) In connection with the Acquisition and Shareholders' Meeting, the Board of Directors of the Seller shall (i) subject to Section 5.5(b), recommend to the holders of the Seller Common Stock to vote in favor of the Acquisition and use its reasonable best efforts to obtain the necessary approvals by the Seller Shareholders of this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

                  (b) Neither the Board of Directors of the Seller nor any committee thereof shall, except as expressly permitted by this Section 5.5(b)
(i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Purchaser, the approval or recommendation of such Board of Directors or such committee of the Acquisition or this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or (iii) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the date of the Shareholders' Meeting the Board of Directors of the Seller determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.6 and after taking into consideration advice from outside counsel with respect to its fiduciary duties to the Seller Shareholders under applicable Law, that such action is advisable for the Board of Directors of the Seller to comply with its fiduciary obligations to the Seller Shareholders under applicable Law, the Board of Directors of the Seller may (subject to this and the following sentences) inform Seller Shareholders that it no longer believes that the Acquisition is advisable and no longer recommends approval thereof (a "Subsequent Determination") and cause the Seller to enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day (or the second business day, in the case of a material amendment to a Superior Proposal) following the Purchaser's receipt of written notice advising the Purchaser that the Board of Directors of the Seller is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board of Directors of the Seller intends to make a Subsequent Determination. During such three business day period (or two business day period in the case of a material amendment), the Seller shall provide an opportunity for the Purchaser to propose such adjustments to the terms and conditions of this Agreement as would enable the Seller to proceed with its recommendation to its shareholders without a Subsequent Determination. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Seller determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the Seller Shareholders than the Acquisition from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Seller, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by the Purchaser in response to such Alternative Transaction).

                  (c) Nothing contained in this Section 5.5 shall prohibit the Seller from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Seller Shareholders if, in the good faith judgment of the Board of Directors of the Seller, after consultation with outside counsel, failure to take such a position or to so disclose would be inconsistent with applicable Law; provided, however, neither the Seller nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Acquisition or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

         Section 5.6 Acquisition Proposals. The Seller shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Seller from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the date of the Shareholders' Meeting if, and to the extent that, (A) the Board of Directors of the Seller, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is advisable for the Board of Directors of the Seller to comply with its fiduciary obligations to the Seller Shareholders under applicable Law, (B) prior to taking such action, the Seller receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and (C) the Board of Directors of the Seller concludes in good faith, based upon written advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The Seller shall promptly provide oral and written notice to the Purchaser of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Seller's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Seller shall continue to keep the Purchaser informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Seller, or any purchase or other acquisition of all or any significant portion of the assets of the Seller or a 25% or greater equity interest in the Seller.

         Section 5.7       Seller Shareholders' Meeting.

                  (a) The Seller shall cause the Shareholders' Meeting to be duly called and held as soon as practicable following the date hereof for the purpose of voting on the approval and adoption of this Agreement and the Acquisition. The Seller shall take all action necessary in accordance with applicable Law and the Seller Articles of Incorporation and Seller Bylaws to duly call, give notice of, and convene the Shareholders' Meeting.

                  (b) The Seller shall, at the direction of the Purchaser, solicit from holders of shares of Seller Stock entitled to vote at the Shareholders' Meeting proxies in favor of such approval and shall take all other reasonable action necessary or helpful to secure the vote or consent of such holders required by the FBCA or this Agreement to effect the Acquisition.

         Section 5.8       Proxy Statement.

                  (a) The Purchaser and the Seller will as promptly as practicable following the date hereof jointly prepare, and the Seller shall file, the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Seller Shareholders at the earliest practical time. The Seller shall furnish all information concerning it and the holders of its capital stock as the Purchaser may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Seller promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Acquisition. If (A) at any time prior to the Shareholders' Meeting, any event should occur relating to the Seller or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Seller will promptly inform the Purchaser and (B) if at any time prior to the Shareholders' Meeting, any event should occur relating to the Purchaser or any of its associates or Affiliates, or relating to the plans of any such persons for the Seller after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Purchaser will promptly inform the Seller, and in the case of (A) or (B) the Seller and the Purchaser, will, upon learning of such event, promptly prepare, and the Seller shall file and, if required, mail such amendment or supplement to the Seller Shareholders; provided, prior to such filing or mailing, the Seller and the Purchaser shall consult with each other with respect to such amendment or supplement. The Purchaser and the Seller will file, pursuant to and in a manner consistent with Rule 14a-12 under the Exchange Act any soliciting material sent or given to shareholders of the Seller. The Purchaser shall vote, or cause to be voted, in favor of the Acquisition and this Agreement all shares of Seller Stock directly or indirectly beneficially owned by it.

                  (b) The Seller hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Seller described in Section 5.5, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Seller and the Board of Directors of the Seller (the "Independent Advisor Engagement Letter"), agreed to consent to the inclusion of references to its opinion in the Proxy Statement, subject to any modification, amendment or withdrawal thereof. The Seller and its counsel shall permit the Purchaser and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Acquisition or this Agreement.

         Section 5.9       [INTENTIONALLY OMITTED.]

         Section 5.10      Consents.

                  (a) To the extent that third party consents relating to Assumed Contracts have not been obtained by the Seller as of the Closing, the Seller shall, during the remaining term of such Assumed Contracts (the "Non-Assignable Contracts"), use all commercially available efforts to (a) obtain as promptly as practicable the consent of the applicable third party, (b) make the benefit of such Non-Assignable Contracts available to the Purchaser so long as the Purchaser fully cooperates with the Seller and promptly reimburses the Seller for all payments made by the Seller in connection therewith and indemnifies the Seller with respect thereto, and (c) enforce at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to terminate any such Non-Assignable Contracts in accordance with the terms thereof). The Seller will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contracts unless, in good faith and after consultation with and prior written notice to the Purchaser, the Seller is ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Seller is otherwise required to do so by law; provided that if any such order is appealable, the Seller will, at the Purchaser's cost and expense, take such actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser and the Seller within three (3) business days following receipt of such approval or consent. Notwithstanding the foregoing, the Seller shall not be indemnified to the extent of any losses which result from (i) the Seller's failure to take any lawful action in accordance with the Purchaser's reasonable instructions or (ii) the Seller's gross negligence or willful misconduct.

                  (b) The Seller agrees to use its reasonable best efforts to assign those Licenses listed in Section 3.18(c) of the Seller Disclosure Letter to the Purchaser, but if the Seller shall have failed to procure for the Purchaser such assignment prior to the Closing Date, then the Seller shall either procure a separate license for the benefit of the Purchaser or shall notify the Purchaser at least three (3) business days prior to the Closing that the Seller agrees to reimburse the Purchaser for its reasonable cost of obtaining a license to reasonably equivalent software.

                  (c) The Purchaser shall take such commercially reasonable action as the Seller reasonably requests from time to time in order to assist the Seller in obtaining any third party consent relating to an Assumed Contract.

         Section 5.11 Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Purchaser and the Seller shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

         Section 5.12      Employees.

                  (a) Transferred Employees. On the Closing Date, the Seller shall terminate the employment of all of its employees identified in
Section 3.16(a) of the Seller Disclosure Letter except as otherwise provided in this Section 5.12. Commencing on the Closing Date, the Purchaser shall offer employment, on an "at will" basis, to all of the employees of the Seller who are actively at work on the Closing Date other than those employees of the Seller who are identified in Section 5.12(a) of the Seller Disclosure Letter as employees with respect to whom the Purchaser shall have no hiring obligation. Employees of the Seller who accept such offer are, as of the time they first perform services for the Purchaser, referred to herein as the "Transferred Employees". The Purchaser shall have no obligation of any kind to offer employment with respect to any employee of the Seller who is not actively at work on the Closing Date. For these purposes "actively at work" will mean: (i) any employee who has averaged a minimum of thirty (30) hours per week in a permanent position in the last three months prior to the Closing Date; (ii) any employee absent on the Closing Date due to the Family Medical Leave Act or similar state laws; (iii) any employee absent on the Closing Date due to maternity leave under the Seller's maternity leave policy; (iv) any employee absent on the Closing Date due to military duty; (v) any employee absent on the Closing Date due to jury duty; and (vi) any employee absent on the Closing Date due to vacation or personal days consistent with the Seller's employment policies. The Purchaser shall take all action in connection with the employment or hiring of the Transferred Employees as may be reasonably requested by the Seller to avoid the applicability of the Worker Adjustment and Retraining Notification Act, similar state law, or both to the termination of such employees by the Seller.

                  (b) Compensation and Benefits. The Purchaser shall provide to the Transferred Employees total compensation and employee benefits that are substantially comparable in the aggregate to the value of the total compensation and employee benefits provided to the Transferred Employees by the Seller immediately prior to the Closing Date. The Purchaser shall provide each Transferred Employee credit under the Purchaser's vacation policy for any earned but unused vacation such Transferred Employee had accumulated with the Seller as of the Closing Date, provided that such accumulated vacation does not exceed four (4) weeks and no more than two (2) weeks of such accumulated vacation may be carried forward to the calendar year beginning after the Closing Date in accordance with the Purchaser's vacation policy.

                  (c) COBRA Coverage. To the extent required by applicable law, if the Purchaser is deemed to be a "successor employer" as a result of the Seller and its Affiliates ceasing to provide any "group health plan" in connection with the sale of assets contemplated by this Agreement, the Purchaser shall offer and provide continuation coverage required under

Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA Coverage") to each person who is an "M&A qualified beneficiary" as a result of the sale of assets contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the Purchaser shall not be responsible and the Seller shall be solely responsible for providing COBRA Coverage to any person who remains employed by the Seller after the Closing Date or any dependents of such person. "Group health plan" is defined in Section 4980B of the Code and "M&A qualified beneficiary" and "successor employer" are defined in Prop. Treas. Reg. Section 54.4980B-9, Q&A 4.

                  (d) Information. The Seller shall provide the Purchaser all information relating to each Transferred Employee as the Purchaser may reasonably require in connection with its employment of such persons, including, without limitation, initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by the Purchaser and such information shall be true and correct in all material respects.

                  (e) Seller Stock Option Plans and Seller Employee Stock Purchase Plan. Except to the extent stock option vesting may arise without the exercise of discretion of the board of directors of the Seller after the date hereof under applicable stock option related, employment related, severance related or other agreements (which in each case is identified in Section 3.19(e) of the Seller Disclosure Letter), the Seller shall take all necessary actions to ensure that no stock options issued pursuant to the Seller's stock option plans described in Section 3.15 of the Seller Disclosure Letter (together with any other plan or agreement whereby stock options or similar instruments have been granted to any employee of the Seller or its Subsidiaries, collectively the "Seller Option Plans") will accelerate or vest as a result of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby. The Purchaser shall issue options under its stock option plan (the "Purchaser Option Plan") in substitution for the options issued to Transferred Employees under the Seller Option Plans outstanding on the Closing Date (the "Seller Options") to the extent that such Seller Options were not vested on such date and such nonvested Seller Options are canceled or expire pursuant to the Seller Option Plans effective as of the issuance of replacement options under the Purchaser Option Plan or pursuant to an applicable Transferred Employee's termination of employment with the Seller. The Seller shall terminate the Seller's employee stock purchase plan before the Closing Date.

                  (f) Seller's 401(k) Plan. As soon as administratively practicable following the Closing Date, and subject to the requirements of applicable law and documents, the Seller shall cause that portion of each Transferred Employee's account under the Seller's 401(k) plan, if any, attributable to the Seller's matching contribution and profit sharing contribution to be fully vested and shall cause the 401(k) plan to make distributions to those Transferred Employees, subject to applicable consent requirements. The Purchaser in its discretion may permit the Purchaser's 401(k) plan to accept a rollover of distributions from the Seller's 401(k) plan prior to the receipt of a favorable determination letter, in which case, the Seller shall provide to the Purchaser such evidence of qualification of the Seller's 401(k) plan as the Purchaser shall reasonably request.

                  (g) Certain Transferred Employee Matters. As of the Closing Date, the Purchaser shall and does hereby assume and undertake to discharge in all respects all monetary obligations of the Seller arising from the Seller's termination of employment of the employees of the Seller identified in Section 5.12(g) of the Seller Disclosure Letter, which obligations arise under the employment contracts of such employees which have been provided to the Purchaser.

         Section 5.13 Transfer Taxes; Expenses. Any sales taxes, real property transfer or gains taxes, recording fees or any other similar taxes payable as a result of the Acquisition or any other action contemplated by this Agreement will be paid by the party upon which those taxes are imposed by applicable laws. Notwithstanding the foregoing, any taxes imposed by the State of Florida on either the Seller or the Purchaser with respect to the Line of Credit (including, but not limited to the related loan agreement and promissory note) shall be paid by the Seller. The Parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

         Section 5.14 Insurance. If requested by the Purchaser, the Seller shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Seller that are currently in force. All costs relating to the actions described in this Section shall be borne by the Purchaser.

         Section 5.15 Name Change. Simultaneously with the Closing, the Seller shall change its corporate name to remove any reference to the name "Phoenix" or any other trade name used in the Business. As promptly as practicable after the Closing Date, the Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Purchaser, at or as soon as practicable after the Closing Date, to use the current corporate name of the Seller, the Seller shall, at or prior to the Closing Date, execute and deliver to the Purchaser all consents related to such change of name as may be requested by the Purchaser, and will otherwise cooperate with the Purchaser.

         Section 5.16 Risk of Loss. The risk of loss with respect to the Assets shall remain with the Seller until the Closing. Until the Closing, the Seller shall maintain in force all the policies of property damage insurance under which any of the Assets is insured. If before the Closing any of the Assets is lost, damaged or destroyed and the loss, damage or destruction would likely result in a Seller Material Adverse Change, then:

                  (a) the Purchaser may terminate this Agreement in accordance with the provisions of Section 8.1; or

                  (b) the Purchaser may require the Seller to assign to the Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

         Section 5.17 Customer Visits. Between the date hereof and the Closing Date, the Seller shall permit the Purchaser to discuss and meet, and shall cooperate in such discussions and meetings, with any customer of the Seller that the Purchaser reasonably requests. A senior executive of the Seller, reasonably satisfactory to the Purchaser, shall accompany the Purchaser's representative to such meeting and shall participate with the Purchaser's representative in any such discussions. Furthermore, the Seller shall cooperate with the Purchaser in the preparation of a presentation to such customers with respect to the Acquisition.

         Section 5.18 Personal Computer Equipment. Immediately prior to the Closing, the Seller shall remove all data and information with respect to the Intellectual Property Rights and Licensed Rights (other than generally available software) relating to the Assets or Assumed Liabilities stored on personal computing equipment not being transferred to the Purchaser under this Agreement from such personal computing equipment. Prior to the Closing Date the Purchaser and each of the owners of such personal computing equipment shall enter into a confidentiality agreement on customary terms reasonably acceptable to the parties.

         Section 5.19 Parent Guarantee. Parent hereby unconditionally guarantees the due and punctual performance of each of the obligations and undertakings of the Purchaser under this Agreement when and to the extent the same are required to be performed and subject to the terms and conditions hereof.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  (a) Proceedings. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, or shall there be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to the Seller or the Purchaser, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Acquisition, seeking to obtain material damages or imposing any material adverse conditions in connection therewith, (B) seeking to restrain, prohibit or delay in any material manner the exercise of full rights of ownership or operation by the Purchaser or its Affiliates of all or any portion of the Assets, or to compel the Purchaser or any of its Affiliates to dispose of or hold separate all or any material portion of the Assets or the assets of the Purchaser or any of its Affiliates, (C) seeking to impose or confirm limitations in any material manner on the ability of the Purchaser or any of its Affiliates effectively to exercise full rights of ownership of the Assets, (D) seeking to require divestiture by the Purchaser or any of its Affiliates of the Assets, or
(E) that otherwise would reasonably be expected to have a Seller Material Adverse Effect;

                  (b) Injunction. There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Acquisition by any Governmental Entity that, in the reasonable judgment of the Purchaser, may, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (a) above;

                  (c) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Seller Material Adverse Effect.

                  (d) Antitrust Approvals. The waiting periods or extensions thereof applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

                  (e) Shareholder Approval. This Agreement and the Acquisition shall have been approved and adopted by the requisite vote of the Seller Shareholders, as required by the FBCA, the Seller Articles of Incorporation and the Seller Bylaws.

                  (f) Initial Working Capital and Allocation of Purchase Price. Prior to the Closing, the Purchaser and the Seller shall agree upon (i) the Initial Working Capital and (ii) the allocation of the Purchase Price with respect to the Assets in accordance with the principles set forth in Schedule 6.1(f). The Purchaser and the Seller agree to file all Tax Returns on the basis of such allocation.

         Section 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a)      Representations and Warranties.

                           (i) There shall not exist inaccuracies or omissions in the representations and warranties of the Seller set forth in Article III such that the aggregate effect of such inaccuracies has or may reasonably be likely to have a Seller Material Adverse Effect; provided that for purposes of this section only, those representations and warranties which are qualified by references to materiality or Seller Material Adverse Effect or similar phrases shall be deemed not to include such qualification. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of the Seller set forth in Article III shall be assessed as of the date hereof and as of the Closing Date with the same force and effect as if made as of the Closing Date (provided that such representations and warranties which are confined as to a specific date shall speak only as of such date). For purposes of this Section 6.2(a), a Seller Material Adverse Effect shall mean a Seller Material Adverse Effect as defined in Section 10.16(c) which results in or may be reasonably likely to result in an adverse change or changes in the aggregate in excess of $2,000,000.

                           (ii) The representations and warranties of the Seller set forth in Sections 3.11, 3.12 (to the extent such Litigation relates to any Asset or Assumed Contract), 3.13, 3.14, 3.15 and 3.16 (to the extent any misrepresentation or omission in Section 3.15 or 3.16 affects the Purchaser's ability to perform its obligations under
         Section 5.12), 3.18 and 3.27 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

                  (b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

                  (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Purchaser have become aware of) any material adverse change, or any development likely to result in a material adverse change, in or affecting the Business, the Assets, the Assumed Liabilities or the results of operations, business, condition or prospects of the Business;

                  (d) Seller Certificate. The President and Chief Executive Officer of the Seller shall have executed and delivered to the Purchaser a certificate as to compliance with the conditions set forth in Sections 6.2(a),
(b) and (c);

                  (e) Consents. The Seller shall have obtained and delivered to the Purchaser the written consents (or waivers with respect thereto) with respect to the contracts identified on Schedule 6.2(e) and for all third party contracts included in the Assumed Contracts to the extent such contracts require consent with respect to the use or transfer of software licenses (all such consents and waivers shall be in full force and effect);

                  (f) Closing Date Indebtedness; Release of Liens. The Closing Date Indebtedness shall have been repaid in full by disbursement of a portion of the Purchase Price, and the Seller shall have delivered to the Purchaser satisfactory evidence that the obligations of the Seller with respect to the Promissory Note, dated October 31, 1999 issued by the Seller in favor of Phoenix International New York, Inc. have been satisfied in full and all Liens affecting the Assets have been released, including, but not limited to, those Liens listed on Schedule 6.2(f), but excluding those identified in Section 1.1;

                  (g) Estoppel and Consent Certificates. The Seller shall have delivered to the Purchaser an Estoppel and Consent Certificate reasonably satisfactory to the Purchaser executed by the landlord of each Leased Real Property;

                  (h) Opinion of Seller's Counsel. The Purchaser shall have received an opinion from outside counsel to the Seller, dated the Closing Date, in substantially the form attached as Exhibit 6.2(h);

                  (i) Ancillary Documents. The Seller shall have delivered, or caused to be delivered, to the Purchaser the following:

                           (i) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to the Purchaser all of the Seller's right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale in substantially the form attached hereto as Exhibit 6.2(i)(i) (the "Bill of Sale");

                           (ii) documents evidencing the assignment of the Assumed Contracts and the assignment of any assignable Licenses, including the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 6.2(i)(ii) (the "Assignment and Assumption Agreement");

                           (iii) a copy of resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement by the Seller and a certificate of the secretary or assistant secretary of the Seller, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect;

                           (iv)     the Escrow Agreement;

                           (v) all other documents required to be entered into by the Seller pursuant to this Agreement or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement;

                  (j) the Purchaser and each of the applicable individuals shall have entered into the agreements described in Section 5.18; and

                  (k) There shall be a full and final resolution of the Class Action, which shall be documented by a signed settlement agreement between the parties (and approved by the Purchaser), subject only to court approval.

         Section 6.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. There shall not exist inaccuracies in the representations and warranties of the Purchaser set forth in
Article IV such that the aggregate effect of such inaccuracies has or may be reasonably likely to prevent or materially delay the performance by the Purchaser of any of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement; provided that for purposes of this section only, those representations and warranties which are qualified by references to materiality or similar phrases shall be deemed not to include such qualification. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of the Purchaser set forth in Article IV shall be assessed as of the date hereof and as of the Closing Date with the same force and effect as if made as of the Closing Date (provided that such representations and warranties which are confined as to a specified date shall speak only as of such date);

                  (b) Performance of Obligations by the Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

                  (c) Certificates. The Purchaser shall have delivered to the Seller a certificate of an authorized officer as to compliance with the conditions set forth in Sections 6.3(a) and (b); and

                  (d) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Seller and the Shareholder the following:

                           (i) documents evidencing the assumption of the Assumed Contracts, the acceptance of assignable Licenses and the assumption of the Assumed Liabilities, including the Assignment and Assumption Agreement;

                           (ii) a copy of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                           (iii)    the Escrow Agreement; and

                           (iv) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement, including the Bill of Sale.

                                  ARTICLE VII
                                     CLOSING

         The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the "Closing." The "Closing Date" will be the date on which the Closing occurs. The Closing will occur within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VI, or on such other date as the Parties may agree. The Closing will take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as the Parties may agree.

                                  ARTICLE VIII
                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

                  (a) By mutual written consent of duly authorized representatives of the Purchaser and the Seller;

                  (b) By the Purchaser or the Seller if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

                  (c) By the Purchaser or the Seller if the Acquisition shall not have been consummated on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Acquisition on or before such date;

                  (d) By the Purchaser if the Board of Directors of the Seller (i) shall have withdrawn or shall have modified in a manner adverse to the Purchaser its approval or recommendation of the Acquisition or this Agreement, (ii) causes the Seller to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have publicly proposed to do any of the foregoing; provided, however, that any public statement by the Seller that it has received an Acquisition Proposal shall not be deemed to be a public proposal to withdraw or modify the recommendation of the Board of Directors of the Seller;

                  (e) By the Purchaser or the Seller if this Agreement and the Acquisition shall fail to be approved and adopted by the Seller Shareholders at the Shareholders' Meeting;

                  (f) By the Purchaser, if (i) any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by the Purchaser or (ii) the Seller shall breach any of its representations or warranties which breach would give rise to the failure of a condition set forth in Section 6.2(a) or breach in any material respect any of its covenants or other obligations hereunder and, within twenty (20) days after written notice of such breach to the Seller from the Purchaser, such breach shall not have been cured in all material respects or waived by the Purchaser;

                  (g) Except as set forth in Section 8.1(g) of the Seller Disclosure Letter, by the Purchaser if (i) more than 20% of the employees of the Seller and its Subsidiaries as of the date hereof terminate, or announce the termination of, their employment with the Seller or such Subsidiary or their employment is terminated by the Seller or such Subsidiary prior to the Closing Date or (ii) more than 50% of the employees of the Seller or its Subsidiaries in any departments described in Section 8.1(g) of the Seller Disclosure Letter as of the date hereof terminate, or announce the termination of, their employment with the Seller or such Subsidiary or their employment is terminated by the Seller or such Subsidiary prior to the Closing Date, and in the case of (i) and
(ii) such terminations materially impact the ability of the Seller or such Subsidiary to meet its customer obligations with respect to sales, support, development, installation, implementation or maintenance (in furtherance of the foregoing, the Purchaser will use its commercially reasonable efforts to assist the Seller in the retention of such employees; provided such efforts shall not include any cash payments to be made by the Purchaser);

                  (h) By the Seller, if (i) any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Seller or (ii) the Purchaser shall breach any of its representations or warranties which breach would give rise to the failure of a condition set forth in Section 6.3(a) or breach in any material respect any of its obligations hereunder and, within twenty (20) days after written notice of such breach to the Purchaser from the Seller, such breach shall not have been cured in all material respects or waived by the Seller; or

                  (i) By the Seller if, in compliance with its obligations under Sections 5.5 and 5.6, the Board of Directors of the Seller (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Acquisition or this Agreement or (ii) shall have endorsed, approved or recommended any Acquisition Proposal or entered into an agreement with respect to a Superior Proposal.

         Section 8.2       Effect of Termination.

                  (a) In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in the last sentence of Section 5.2(a), in this Section 8.2 and in
Section 10.15, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

                  (b) If (i) the Purchaser exercises its right to terminate this Agreement under Section 8.1(d) or (ii) (A) after the date of this Agreement any Acquisition Proposal involving the Seller shall have been publicly announced and (B) this Agreement or the Acquisition shall thereafter be terminated pursuant to Section 8.1(e), the Seller shall pay to the Purchaser upon demand $2.0 million (the "Termination Fee"), payable in same-day funds.

                  (c) If within one year after termination of this Agreement, the Seller shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than the Purchaser, then immediately prior to, and as a condition of, consummation of such transaction the Seller shall pay to the Purchaser upon demand the Termination Fee, payable in same-day funds; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 8.2(b) of this Agreement; provided, further, that no such amount shall be payable if this Agreement is terminated pursuant to Section 8.1(a), (b), (c) or (h).

                  (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Seller fails promptly to pay to the Purchaser any amounts due under this Section 8.2, the Seller shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.


                                   ARTICLE IX
                                 INDEMNIFICATION

         Section 9.1 Indemnification Obligations of the Seller. The Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a)      any Excluded Liability;

                  (b)      [INTENTIONALLY OMITTED];

                  (c) any breach or inaccuracy of any representation or warranty (other than with respect to Section 3.18(m)) made by the Seller in this Agreement or in the Seller Ancillary Documents without regard to qualifications with respect to materiality, Seller Material Adverse Effect or similar phrases contained therein;

                  (d) any breach or inaccuracy of any representation or warranty made by the Seller in Section 3.18(m) or in Section 3.18(m) of the Seller Disclosure Letter, without regard to qualifications with respect to knowledge, materiality, Seller Material Adverse Effect or similar phrases contained therein; provided, however, that the obligation of the Seller to indemnify the Purchaser pursuant to this
         Section 9.1(d) shall be reduced on a dollar for dollar basis to the extent that unpaid software license fees which cause a breach or inaccuracy of Section 3.18(m) or Section 3.18(m) of the Seller Disclosure Letter have actually been paid or are subsequently paid by a third party pursuant to the terms of such Assumed Contract;

                  (e) any breach of any covenant, agreement or undertaking made by the Seller in this Agreement or in the Seller Ancillary Documents;

                  (f) any fraud, willful misconduct or bad faith of the Seller in connection with this Agreement or the Seller Ancillary Documents;

                  (g) any provision of any Environmental Law and arising out of or relating to (i) any act or omission of the Seller, or its employees, agents or representatives or (ii) the ownership, use, control or operation on or prior to the Closing Date of the real property or any plant, facility, site, area or property used in the business of the Seller (whether currently or previously owned or leased by the Seller), including, without limitation, arising from any release of any Hazardous Materials or off-site shipment of any Hazardous Materials at or from the real property or any such plant, facility, site, area or property;

                  (h) any liability or obligation relating to the Class Action, or any other litigation relating to the Seller, its officers, directors, employees or Affiliates which relates to matters or events occurring prior to the Closing Date;

                  (i) non-compliance by the Parties with any applicable bulk sales legislation; or

                  (j)      any inaccuracy, misstatement or omission in Section
         3.11 of the Seller Disclosure Letter delivered as of the date hereof and the Closing Date with respect to such inaccuracies, misstatements or omissions about which the Seller knew or should reasonably have known after due inquiry at the time such statements were delivered to the Purchaser.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the "Purchaser Losses." Notwithstanding anything contained herein to the contrary, Purchaser Losses shall not include any liabilities with respect to software license fees to the extent such fees were paid by the Seller prior to the Closing Date.

         Section 9.2 Indemnification Obligations of the Purchaser. The Purchaser will indemnify and hold harmless the Seller, its officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a) the Purchaser's failure to perform, discharge or satisfy the Assumed Liabilities;

                  (b) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents without regard to qualifications with respect to materiality, Seller Material Adverse Effect or similar phrases contained therein;

                  (c) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents; or

                  (d) any fraud, willful misconduct or bad faith of the Purchaser in connection with this Agreement or the Purchaser Ancillary Documents.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

         Section 9.3       Indemnification Procedure.

                  (a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or the Seller Losses (as the case may be), such Indemnified Party will notify the Purchaser or the Seller, as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. If the Indemnifying Party provides written notice to the Indemnified Party within ten (10) days following receipt by the Indemnifying Party of notice of a claim pursuant to the preceding sentence and such Indemnifying Party assumes full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, the Indemnifying Party may assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a) and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the Assets, the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

                  (c) In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

                  (d) The Purchaser shall promptly notify the Seller upon its receipt of notice or its determination of a potential Purchaser Loss arising or resulting from a breach of a customer contract included in the Assumed Contracts which breach occurred prior to the Closing. The Purchaser shall consult with the Seller and use its commercially reasonable efforts to cure breaches in the ordinary course of business and otherwise mitigate such Purchaser Losses. In any event, the Purchaser shall have the burden of proof with respect to demonstrating that such Purchaser Losses described in this section were the result of commitments, liabilities, actions or omissions which occurred prior to Closing and for purposes of this Section 9.3(d), Purchaser Losses shall not include the ordinary cost of performance to cure such breach resulting solely from delays in performance prior to the Closing Date of such contract to the extent such obligation is included in the Assumed Liabilities.

         Section 9.4 Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the date hereof and terminate on September 30, 2001.

         Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 9.5 Liability Limits. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Seller for indemnification for Purchaser Losses with respect to Section 9.1 (c), (d), (e), (g) or (j) unless and until the aggregate amount of such Purchaser Losses exceeds $150,000 (the "Purchaser Basket"), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of $100,000 up to an aggregate amount equal to the Escrow Amount; provided, however, the Purchaser Basket shall not be applicable to Purchaser Losses with respect to Section 9.1(a), (b), (f), (h) or (i) or
Section 9.1(c) or (d) as such Section 9.1(c) or (d) relates to unpaid third party license fees (which the parties acknowledge will be fully recoverable by the Purchaser). Notwithstanding the foregoing, in no event will the Purchaser Indemnified Parties give any notice to or otherwise make any claim against an Indemnifying Party for Purchaser Losses with respect to Section 9.1(c), (d),
(e), (g) or (j) or Section 9.3(d) unless and until the aggregate amount of such Purchaser Losses incurred with respect to the matter for which indemnification is sought exceeds (or the reasonable estimate of such Purchaser Loss is expected to exceed) $10,000.

         Section 9.6 Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Article IX will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

         Section 10.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by next day mail (with evidence of delivery and postage and other fees prepaid) as follows:

          To the Purchaser:       London Bridge Group
                                  16th Floor London Bridge House
                                  25 London Bridge Street
                                  London SE1 9SG
                                  United Kingdom
                                  Telecopier:  011-44-207-940-0241
                                  Attention:  Jon Lee

         with copies to:          LBSS, Inc.
                                  2550 W. Tyvola Road
                                  Suite 460
                                  Charlotte, North Carolina  28217
                                  Telecopier:  (704) 357-8220
                                  Attention:  Patricia B. Todd, Esq.,
                                              General Counsel

                                  and

                                  King & Spalding
                                  191 Peachtree Street
                                  Atlanta, Georgia 30303
                                  Telecopier:  (404) 572-5100
                                  Attention:  Alan J. Prince, Esq.
                                              Mark E. Thompson, Esq.

          If to the Seller:       Phoenix International Ltd., Inc.
                                  500 International Parkway
                                  Heather, Florida  32746
                                  Telecopier:  (407) 548-5342
                                  Attention:  Bahram Yusefzadeh
          with a copy to:         Alston & Bird LLP
                                  1201 West Peachtree Street
                                  Atlanta, Georgia  30309
                                  Telecopier:  (404) 881-4777
                                  Attention:  M. Hill Jeffries, Esq.
                                              W. Scott Ortwein, Esq.

                                  and

                                  Nelson, Mullins Riley & Scarborough, L.L.P.
                                  999 Peachtree Street
                                  Atlanta, Georgia  30309
                                  Telecopier:  (770) 200-7150
                                  Attention:  Glenn W. Sturm, Esq.

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.

         Section 10.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

         Section 10.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more Affiliates of the Purchaser. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

         Section 10.4 Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

         Section 10.5 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

         Section 10.6 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

         Section 10.7 Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a "Legal Dispute") shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 10.7 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that such Party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that such Party's property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

         Section 10.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 10.9      Counterparts. This Agreement may be executed in two
(2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

         Section 10.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

         Section 10.11 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 10.12 Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, except for that certain Confidentiality Agreement dated December 20, 1999 between the Seller and the Purchaser and constitutes the entire agreement between the Parties.

         Section 10.13 Compliance with Bulk Sales Laws. The Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         Section 10.14 Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

         Section 10.15 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller will pay the fees, costs and expenses of the Seller incurred in connection with, and the transactions contemplated by, this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

         Section 10.16     Certain Definitions.

                  (a) As used in this Agreement, the term "knowledge" with reference to the phrase "Seller's knowledge" or "to the best of the Sellers knowledge" or similar phrases shall mean (i) all facts known by those individuals identified on Schedule 10.16(a) on the date hereof after due inquiry and diligence with respect to the matters at hand and (ii) all facts that such persons should have known on the date hereof with respect to the matters at hand if they had made reasonable due inquiry and exercised diligence.

                  (b) For purposes of this Agreement, the term "Affiliate" shall mean with respect to a specified person a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common contract with the person specified, and the term "person" shall mean any individual, corporation, public limited company, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof. The term "Associate" as used in this Agreement as used to indicate a relationship with any person shall mean (i) any corporation or organization (other than a majority-owned subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of an entity or any of its parents or subsidiaries.

                  (c) For purposes of this Agreement, the phrases "Seller Material Adverse Effect" and "Seller Material Adverse Change" mean any state of facts, change, event, effect or occurrence that is or may be reasonably likely to be materially adverse to the business, financial condition, results of operations, prospects, properties, assets, or liabilities (including, without limitation, contingent liabilities) of the Business or the Seller and its Subsidiaries taken as a whole; provided, any adverse change, event or effect that is demonstrated to be primarily caused by (a) the announcement or pendency of the Acquisition or the transactions contemplated hereby, (b) actions and omissions of the Seller (or any of its Subsidiaries) taken with the prior informed written consent of the Purchaser in contemplation of the transactions contemplated hereby, (c) the effects of compliance with this Agreement on the operating performance of the Seller, including expenses incurred by the Seller in connection with the consummation of the transactions contemplated by this Agreement, (d) changes, events or occurrences in the United States securities markets which are not specific to the Seller, (f) changes, events or occurrences relating to the industry which provides software affiliated services to the retail banking industry in general, and not specifically to the Seller and (g) any adverse change in the price of Seller Common Stock shall not be taken into account in determining whether there has been a Seller Material Adverse Effect or Seller Material Adverse Change. A Seller Material Adverse Effect and Seller Material Adverse Change shall also include any state of facts, change, event, effect or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Seller of any of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement.

         Section 10.17 Business Day. As used in this Agreement, the term "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

         Section 10.18 Agreement not to Sue. Parent and the Purchaser hereby covenant and agree not to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against the Seller based on any and all claims, damages, liabilities, demands, rights, suits, actions or causes of action of any kind or nature whatsoever, in law or equity, that they ever had, have claimed to have, now have or may hereafter claim to have arising out of, in connection with or with respect to events transpiring prior to the date hereof as to which Parent and the Purchaser had actual knowledge as of the date hereof, except as may otherwise be provided in Article IX hereof with respect to claims arising with respect to this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, the preceding sentence shall in no way preclude Parent's ability to participate (in its capacity as a shareholder of the Seller) in any class action (or other form of action or proceeding) initiated by other shareholders of the Seller against, by or in the name of the Seller.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

                           LONDON BRIDGE SOFTWARE HOLDINGS
                           PLC

                           By:  /s/ JON LEE
                              ----------------------------------------
                           Name:  Jon Lee
                                --------------------------------------
                           Title: Chief Operating Officer
                                 -------------------------------------


                           LONDON BRIDGE ACQUISITION COMPANY, INC.


                           By:  /s/ JON LEE
                              ----------------------------------------
                           Name:  Jon Lee
                                --------------------------------------
                           Title: President
                                 -------------------------------------


                           PHOENIX INTERNATIONAL LTD., INC.


                           By:  /s/ BAHRAM YUSEFZADEH
                              ----------------------------------------
                           Name:  Bahram Yusefzadeh
                                --------------------------------------
                           Title: Chairman and Chief Executive Officer
                                 -------------------------------------